Exhibit 2.1
EXECUTION VERSION
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN OMITTED.
CERTAIN SCHEDULES AND EXHIBITS TO THIS AGREEMENT HAVE BEEN OMITTED PURSUANT TO ITEM 601(a)(5) OF REGULATION S-K. THE REGISTRANT HEREBY UNDERTAKES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT TO THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST.

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT by and among HARROW, INC. and VIATRIS INC. Dated as of October 1, 2026

TABLE OF CONTENTS
Page
The Closing
SECTION 1.01.    Closing    1
SECTION 1.02.    The Acquisition    1
SECTION 1.03.    Purchase Price Allocation    2
SECTION 1.04.    Transactions to be Effected at the Closing    3
SECTION 1.05.    Withholding    4
SECTION 1.06.    Legal Impediments    4
SECTION 1.07.    Milestone Payments    6
ARTICLE II
Representations and Warranties of Seller Parent
SECTION 2.01.    Organization and Good Standing    6
SECTION 2.02.    Authority; Execution and Delivery; Enforceability    6
SECTION 2.03.    Title to Tangible Properties; Transferred Assets    7
SECTION 2.04.    No Conflicts; Required Filings and Consents    7
SECTION 2.05.    Litigation; Orders    8
SECTION 2.06.    Permits; Compliance with Law; Regulatory    8
SECTION 2.07.    Business Financial Information    9
SECTION 2.08.    Absence of Certain Changes    10
SECTION 2.09.    Employee Benefit Plans    10
SECTION 2.10.    Intellectual Property and Data Privacy    10
SECTION 2.11.    Material Contracts    12
SECTION 2.12.    Insurance    14
SECTION 2.13.    Anti-Corruption; Sanctions; Import and Export Control Laws    14
SECTION 2.14.    Brokers    15
ARTICLE III
Representations and Warranties of Buyer
SECTION 3.01.    Organization and Good Standing    15
SECTION 3.02.    Authority; Execution and Delivery; Enforceability    15
SECTION 3.03.    No Conflicts; Required Filings and Consents    15
SECTION 3.04.    Litigation; Orders    16
SECTION 3.05.    Brokers    16
SECTION 3.06.    Sufficiency of Funds; Solvency    16
SECTION 3.07.    No Other Representations or Warranties; No Reliance    17
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ARTICLE IV
Covenants Relating to Operation of Business
SECTION 4.01.    Operation of the Business    19
SECTION 4.02.    Access to Information; Confidentiality    21
ARTICLE V
Additional Agreements
SECTION 5.01.    Reasonable Best Efforts    22
SECTION 5.02.    Employee Matters    23
SECTION 5.03.    Preservation of Business Records; Exchange of Information    27
SECTION 5.04.    Public Announcements    28
SECTION 5.05.    Tax Matters    28
SECTION 5.06.    Intellectual Property Matters    30
SECTION 5.07.    Trademark Matters    31
SECTION 5.08.    Certain Post-Closing Obligations    33
SECTION 5.09.    Insurance    35
SECTION 5.10.    Wrong Pockets    36
SECTION 5.11.    Replacement of Seller Guaranties    36
SECTION 5.12.    Transition Services    36
SECTION 5.13.    Further Assurances    37
SECTION 5.14.    Commingled Contracts    37
SECTION 5.15.    Milestone Payments    38
SECTION 5.16.    Non-Compete    38
SECTION 5.17.    SRA Reconciliation    38
ARTICLE VI
Conditions to Closing
SECTION 6.01.    Conditions to Each Party’s Obligations    38
SECTION 6.02.    Conditions to Obligations of Buyer    39
SECTION 6.03.    Conditions to Obligations of Seller Parent    39
SECTION 6.04.    Frustration of Closing Conditions    40
SECTION 6.05.    SEC Reporting Cooperation; Financial Statements    40
ARTICLE VII
Termination, Amendment and Waiver
SECTION 7.01.    Termination    42
SECTION 7.02.    Effect of Termination    43
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ARTICLE VIII
Indemnification
SECTION 8.01.    Survival    43
SECTION 8.02.    Indemnification by Seller Parent    44
SECTION 8.03.    Indemnification by Buyer    44
SECTION 8.04.    Claims; Limitations on Liability    44
SECTION 8.05.    Direct Claims    45
SECTION 8.06.    Defense of Third Party Claims    46
SECTION 8.07.    Exclusivity, No Duplicate Recovery    47
SECTION 8.08.    Calculation of Damages    47
SECTION 8.09.    Tax Treatment of Indemnity Payments    47
SECTION 8.10.    No Setoff Rights    47
ARTICLE IX
General Provisions
SECTION 9.01.    Notices    48
SECTION 9.02.    Certain Definitions    49
SECTION 9.03.    Other Definitions    59
SECTION 9.04.    Interpretation    61
SECTION 9.05.    Amendment    62
SECTION 9.06.    Extension; Waiver    62
SECTION 9.07.    Severability    63
SECTION 9.08.    Counterparts    63
SECTION 9.09.    Entire Agreement; Third-Party Beneficiaries    63
SECTION 9.10.    Governing Law    63
SECTION 9.11.    Assignment    63
SECTION 9.12.    Enforcement; Jurisdiction; Consent to Service of Process    64
SECTION 9.13.    No Other Duties    65
SECTION 9.14.    Fees and Expenses    65

ANNEXES
Annex A        Transferred Assets
Annex B        Excluded Assets
Annex C        Assumed Liabilities
Annex D        Business Retained Liabilities
Annex E        Milestone Payment Procedures Schedule
EXHIBITS
Exhibit I        Form of Transition Services Agreement
Exhibit II        Form of Intellectual Property Assignment Agreement
    iii

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of October 1, 2026, by and among HARROW, INC., a Delaware corporation (“Buyer”), and VIATRIS INC., a Delaware corporation (“Seller Parent” and together with Buyer, the “Parties”).
WHEREAS, Seller Parent, directly or indirectly through its Subsidiaries (each, an “Asset Selling Entity” and, collectively, the “Asset Selling Entities”), is engaged in the business of Commercializing the Product and owns or has rights to the Transferred Assets;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller Parent and Buyer desire to cause (a) the sale of the Transferred Assets from Seller Parent and the Asset Selling Entities to Buyer and (b) the assumption of the Assumed Liabilities by Buyer, in exchange for the Closing Cash Consideration and the Milestone Payments, if any; and
WHEREAS, Seller Parent and Buyer entered into that certain Asset Purchase Agreement, dated as of August 3, 2026 (the “Original Agreement”), and each of Seller Parent and Buyer desire to amend and restate the Original Agreement in its entirety, as set forth herein.
WHEREAS, Seller Parent and Buyer will be entering into a side letter agreement regarding the rights to the Product in Japan at Closing (the “Side Letter”)
NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the Parties hereby agree as follows:
ARTICLE I

The Closing
SECTION 1.01.Closing. The closing of the Acquisition (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages at 10:00 a.m., New York City time, on the first Business Day of the first month commencing after the date of satisfaction (or, to the extent permitted by Law, waiver by the Parties entitled to the benefit thereof) of all of the conditions set forth in Article VI (other than those conditions which by their terms are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or at such other place, time and date as shall be agreed in writing between Buyer and Seller Parent; provided that the Closing shall occur no earlier than (x) thirty (30) days after the date of the Original Agreement and (y) fifteen (15) days after the date that the Rule 3-13 Waiver Request has been granted or denied by the SEC or formally abandoned, unless an earlier date is otherwise agreed to in writing between Buyer and Seller Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The Closing shall be deemed to take effect at 12:01 A.M., New York City time, on the Closing Date.
SECTION 1.02.The Acquisition. Upon the terms and subject to the conditions of this Agreement, at the Closing, (a) Seller Parent shall, and shall cause the Asset Selling Entities to, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller Parent and the Asset Selling Entities, the Transferred Assets, in each case, free and clear of Liens, other than Permitted Liens and (b) Buyer shall assume the Assumed Liabilities and agree to pay, honor, discharge and perform such Assumed Liabilities in full when due, without further recourse to Seller Parent or any of its Affiliates (the transactions described in clauses (a) and (b) of this Section 1.02, collectively, the “Acquisition”). The aggregate consideration payable in respect of the Acquisition shall be the Closing Cash Consideration (payable as set forth in Section 1.04) plus the Milestone Payments, if any (payable as set forth in Section 1.07). Notwithstanding anything to the contrary herein, Buyer is not purchasing, pursuant to this Agreement or any other Transaction Document or any of the Transactions, Seller Parent’s or any of its Subsidiaries’ right, title or interest in, to or under any asset or property that is not a Transferred Asset. Specifically, Seller Parent’s and its Subsidiaries’ right, title or interest in, to and under any Excluded Asset is not being conveyed to Buyer. Except as otherwise expressly provided in this Agreement or any other Transaction Document, Buyer shall not assume or be obligated to pay, honor, discharge or perform any Business Retained Liability. Seller Parent and its Subsidiaries, as the case may be, will remain liable to pay, honor, discharge and perform the Business Retained Liabilities in full when due.
SECTION 1.03.Purchase Price Allocation.
(a)The Parties agree that Section 1.03 of the Seller Parent Disclosure Letter sets forth the relative value allocable to each of the Transferred Assets for Tax purposes.
(b)Within ninety (90) days after the Closing, Seller Parent shall provide Buyer with an allocation schedule allocating the Closing Cash Consideration (and any other amounts treated as consideration for applicable Tax purposes) among the Transferred Assets in accordance with Section 1.03 of the Seller Parent Disclosure Letter and applicable Law (the “Estimated Asset Allocation Schedule”).
(c)If Buyer does not raise any objections to the Estimated Asset Allocation Schedule in writing to Seller Parent within twenty (20) days after receipt thereof, the Estimated Asset Allocation Schedule shall become the “Final Asset Allocation Schedule”. If Buyer does raise an objection to the Estimated Asset Allocation Schedule in accordance with the procedures set forth in this Section 1.03(c), the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to resolve the dispute within thirty (30) days after the commencement of such good faith negotiations (or such longer period as Seller Parent and Buyer mutually agree in writing), then an internationally recognized independent accounting firm, which firm (i) shall be mutually agreed upon by Buyer and Seller Parent and (ii) shall not be the regular accounting firm for Buyer, Seller Parent or any of their respective Affiliates (the “Independent Adjustment Expert”), shall be engaged to review the Estimated Asset Allocation Schedule and make a determining resolution of any disputes. The costs of the Independent Adjustment Expert shall be borne 50% by Buyer and 50% by Seller Parent. The Estimated Asset Allocation Schedule, as agreed by the Parties or determined by the Independent Adjustment Expert, shall become the “Final Asset Allocation Schedule”.
(d)Section 1.03 of the Seller Parent Disclosure Letter and the Final Asset Allocation Schedule shall apply for all Tax purposes, and no Party shall take, or cause or permit its respective Affiliates to take, any position inconsistent with Section 1.03 of the Seller Parent Disclosure Letter or the Final Asset Allocation Schedule on any Tax Return or in any Tax Proceeding or in any communication (whether written or unwritten) with any Governmental Entity. The Parties shall cooperate in good faith to update Section 1.03 of the Seller Parent Disclosure Letter and the Final Asset Allocation Schedule to reflect any adjustments necessary for Tax purposes.
(e)If any Transfer Taxes or any Tax Returns with respect to Transfer Taxes are due before the Final Asset Allocation Schedule has been determined and for which Section 1.03 of the Seller Parent Disclosure Letter is not applicable, Buyer and Seller Parent shall cooperate in good faith to reach an agreement on an estimated allocation before the applicable due date. Buyer and Seller Parent shall cooperate to amend such Tax Returns and adjust the amount of such Transfer Taxes paid to the applicable Governmental Entity in accordance with the Final Asset Allocation Schedule.
SECTION 1.04.Transactions to be Effected at the Closing.
(a)At the Closing, Buyer shall take all actions to:
(i)pay to Seller Parent, by wire transfer of immediately available funds to the account designated in writing by Seller Parent (such designation to be delivered to Buyer at least two (2) Business Days prior to the Closing Date), an aggregate amount equal to the Closing Cash Consideration;
(ii)convey and deliver to Seller Parent duly executed instruments of assumption, in form and substance reasonably acceptable to Seller Parent, evidencing the assumption of the Assumed Liabilities; and
(iii)deliver to Seller Parent its duly executed counterpart to the Transition Services Agreement and the Intellectual Property Assignment Agreements.
(b)At the Closing, upon receipt of the Closing Cash Consideration, Seller Parent shall take all actions to:
(i)cause the Asset Selling Entities to convey and deliver to Buyer duly executed instruments of assignment, in form and substance reasonably acceptable to Buyer, evidencing the sale, assignment, transfer, conveyance and delivery of the Transferred Assets; and
(ii)deliver to Buyer its duly executed counterpart to the Transition Services Agreement and the Intellectual Property Assignment Agreements.
(c)The Parties acknowledge that it may be necessary or desirable for separate local sale and purchase agreements to be entered into by the relevant Asset Selling Entities and Buyer (or its nominees) where such local agreements are necessary in order to make an effective and valid transfer of the Transferred Assets or otherwise in order to comply with the applicable Laws of the jurisdiction in which the transfer of the Transferred Assets is taking place or to reflect the formalities for execution in its jurisdiction of incorporation by any entity which is a party to such document. In such an event, each local agreement shall be in all material respects in form and substance reasonably acceptable to Seller Parent and Buyer and consistent in all respects with the terms of this Agreement.
SECTION 1.05.Withholding.
(a)Seller Parent, Buyer and their respective Subsidiaries shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted or withheld pursuant to any applicable Tax Law.
(b)Prior to making any deduction or withholding for any Taxes, the deducting and withholding Party shall (i) notify the other Party of the amounts subject to deduction or withholding as soon as reasonably practicable and prior to the anticipated date of payment, (ii) provide a written explanation of the legal basis requiring such deduction or withholding and (iii) provide the other Party a reasonable opportunity to deliver such forms, certificates or other evidence as would eliminate or reduce any such required deduction or withholding and shall cooperate in good faith to eliminate or reduce any such deduction or withholding. Notwithstanding the foregoing, if any amounts payable pursuant to this Agreement are subject to deduction or withholding, the deducting or withholding Party shall pay such additional amounts as necessary so that the total amount received by the applicable counterparty is equal to the amount that would have been received had no such deduction or withholding been imposed.
SECTION 1.06.Legal Impediments. Notwithstanding anything to the contrary herein:
(a)To the extent that the transfer of any Transferred Asset or the assumption of any Assumed Liability would require any Consent or Filing in connection with the Closing and such Consent or Filing has not been obtained or made, as applicable, as of the Closing (each, a “Legal Impediment”), such Transferred Asset or Assumed Liability (each, together with any Commingled Contract for which the Commingled Contract Separation has not occurred prior to Closing, a “Legal Impediment Delayed Asset/Liability” and, collectively, the “Legal Impediment Delayed Assets/Liabilities”) shall not be transferred to or assumed by Buyer (by means of the Acquisition or otherwise) at the Closing. With respect to each Legal Impediment Delayed Asset/Liability, for a period not to exceed six (6) months after the Closing Date (the “Post-Closing Efforts Period”), the Parties shall continue to use reasonable best efforts to obtain such Consent from Persons and make such Filing with Persons, in each case, required to remove each Legal Impediment to the transfer or assumption of such Legal Impediment Delayed Asset/Liability (or to effect the Commingled Contract Separations), including as may be required to transfer, or establish new Contracts with respect to, the aspects of any Commingled Contracts that constitute Legal Impediment Delayed Assets/Liabilities; provided that, notwithstanding anything to the contrary herein, in no event shall any of Seller Parent or its Representatives have any obligation to pay or commit to pay an amount or incur any obligation or grant any concession or accommodation (financial or otherwise) in favor of any such Person, or commence or participate in any Action, in order to remove any such Legal Impediment or establish any such new Contract, including to effect the Commingled Contract Separations. If applicable, upon the removal of all applicable Legal Impediments with respect to a Legal Impediment Delayed Asset/Liability, such Legal Impediment Delayed Asset/Liability shall be transferred to or assumed by Buyer or one of its wholly owned Subsidiaries (any such transfer or assumption, a “Legal Impediment Delayed Transfer”, and the date of any such transfer or assumption, the “Legal Impediment Delayed Transfer Date”). With respect to any Legal Impediment Delayed Asset/Liability, from and after the Closing until the earlier of (i) the removal of all Legal Impediments with respect to such Legal Impediment Delayed Asset/Liability and (ii) such Legal Impediment Delayed Asset/Liability terminating, expiring, being depleted or otherwise becoming unavailable to Seller Parent (such period, the “Benefits/Burdens Period”), the Parties shall use reasonable best efforts to develop and implement any reasonable and lawful arrangements designed to place Buyer or one of its Affiliates, insofar as reasonably possible, in the same position as if such Transferred Asset or Assumed Liability had been transferred to or assumed by Buyer at the beginning of the Benefits/Burdens Period such that all benefits and burdens relating to such Legal Impediment Delayed Asset/Liability inure to Buyer or such Affiliate, as applicable, for the entire Benefits/Burdens Period. Notwithstanding anything herein to the contrary, Buyer shall not be deemed to have assumed any Liability that is not an Assumed Liability.
(b)For the avoidance of doubt, in the event that any Legal Impediments with respect to a Legal Impediment Delayed Asset/Liability are not removed or any Legal Impediment Delayed Asset/Liability is terminated, expires, is depleted or otherwise becomes unavailable to Seller Parent prior to being transferred to Buyer or its Affiliate in accordance with this Section 1.06, then Seller Parent shall be deemed to have satisfied its obligations under this Agreement with respect to such Legal Impediment Delayed Asset/Liability and under no circumstances shall the consideration payable to Seller Parent or any of its Subsidiaries or any of their respective Representatives pursuant to this Agreement or any of the other Transaction

Documents be reduced or Seller Parent or any of its Subsidiaries or any of their respective Representatives be subject to any liability on account of the failure to transfer such Legal Impediment Delayed Asset/Liability (it being understood that this sentence shall not modify the conditions to the obligation of Buyer and Seller Parent to consummate the Closing set forth in Section 6.02 and Section 6.03, respectively).
(c)In connection with any Legal Impediment Delayed Transfer, (i) the Parties shall cooperate in structuring such transfer and assumption, as applicable, in a Tax efficient manner and in compliance with applicable Law, which may include effecting such transfer and assumption, as applicable, by means of the transfer of all of the issued and outstanding equity interests in a Person holding the applicable Legal Impediment Delayed Asset/Liability (and no other material assets or liabilities) (any such Person, a “Delayed Transfer Company”) and (ii) the Parties shall deliver, or cause to be delivered, duly executed instruments of assignment and assumption in respect of the applicable Legal Impediment Delayed Asset/Liability (or the issued and outstanding equity interests in the Delayed Transfer Company holding such Legal Impediment Delayed Asset/Liability), in form and substance reasonably acceptable to Seller Parent and Buyer, evidencing the sale, assignment, assumption, transfer, conveyance and delivery, as applicable, of the applicable Legal Impediment Delayed Asset/Liability (or the issued and outstanding equity interests in the Delayed Transfer Company holding such Legal Impediment Delayed Asset/Liability) to Buyer or one of its Affiliates.
(d)Seller Parent acknowledges and agrees that during the Benefits/Burdens Period it shall not assign, subcontract, or otherwise transfer a Legal Impediment Delayed Asset/Liability to any party other than Buyer or one of its Affiliates.
(e)In the event of any inconsistency between this Agreement and the Transition Services Agreement with respect to any Legal Impediment Delayed Asset/Liability or any pending or approved Product Registration, the Transition Services Agreement shall govern and control with respect to such Legal Impediment Delayed Asset/Liability or such pending or approved Product Registration.
SECTION 1.07.Milestone Payments. Buyer or its Affiliate shall pay to Seller Parent the Milestone Payments, if any, as determined in accordance with the Milestone Payment Procedures Schedule set forth on Annex E. For all applicable Tax purposes, the Milestone Payments shall be treated as adjustments to the Closing Cash Consideration.
ARTICLE II

Representations and Warranties of Seller Parent
Except as set forth in the Seller Parent Disclosure Letter, Seller Parent represents and warrants to Buyer as of the date of the Original Agreement and as of the Closing Date as follows:
SECTION 2.01.Organization and Good Standing. Each of Seller Parent and the Asset Selling Entities (a) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Applicable Business Organization Law or, where “validly existing” is not defined, is not subject to any winding up, bankruptcy or similar order, (b) has full corporate or similar power and authority to own, lease or license, and to operate, its properties and assets relating to the Business and to operate the Business as it is currently operated and (c) is duly qualified or licensed to do business as a foreign company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it relating to the Business or the nature of the Business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
SECTION 2.02.Authority; Execution and Delivery; Enforceability. Seller Parent has all necessary corporate or similar power and authority to execute and deliver this Agreement, and each of Seller Parent and the Asset Selling Entities has all necessary corporate or similar power and authority to execute and deliver any other Transaction Document to which it is, or is specified to be, a party, and to perform its obligations hereunder and thereunder and to consummate the Transactions to be consummated by it. The execution, delivery and performance by Seller Parent of this Agreement, and the execution, delivery and performance by each of Seller Parent and the Asset Selling Entities of any other Transaction Document to which it is, or is specified to be, a party, and the consummation of the Transactions to be consummated by it, have been duly authorized by all necessary corporate or similar action by Seller Parent or each Asset Selling Entity, as applicable. This Agreement has been, and each other Transaction Document to which Seller Parent or each Asset Selling Entity is, or is specified to be, a party will, at or prior to the Closing, be, duly executed and delivered by Seller Parent or each Asset Selling Entity, as applicable. Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each other Transaction Document to which Seller Parent or each Asset Selling Entity is, or is specified to be, a party will constitute, a legal, valid and binding obligation of Seller Parent or each Asset Selling Entity, as applicable, enforceable against Seller Parent or each Asset Selling Entity, as applicable, in accordance with its terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect, or (ii) the exercise by courts of equity powers (collectively, the “Enforceability Exceptions”).
SECTION 2.03.Title to Tangible Properties; Transferred Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, as of the date of the Original Agreement, Seller Parent or an Asset Selling Entity has good and valid title to, a valid leasehold interest in, a valid and enforceable license or other right to use the tangible Transferred Assets, in all cases, free and clear of Liens (other than Permitted Liens).
SECTION 2.04.No Conflicts; Required Filings and Consents.
(a)The execution and delivery by Seller Parent of this Agreement does not, and the execution and delivery by Seller Parent and each Asset Selling Entity of each other Transaction Document to which Seller Parent or each Asset Selling Entity is, or is specified to be, a party will not, and the performance by Seller Parent of this Agreement and the performance by Seller Parent and each Asset Selling Entity of each other Transaction Document to which it is, or is specified to be, a party and the consummation of the Transactions to be consummated by Seller Parent and each Asset Selling Entity will not, (i) conflict with or violate any provision of the organizational or similar documents of Seller Parent or any Asset Selling Entity, (ii) assuming that all Consents contemplated by Section 2.04(b) have been obtained, and all Filings contemplated by Section 2.04(b) have been made, conflict with or violate any judgment, order, decree, writ, injunction or award of a Governmental Entity (“Order”) or any law, statute, ordinance, rule or regulation (“Law”) applicable to Seller Parent or any Asset Selling Entity or by which the Transferred Assets are bound, (iii) assuming that all Consents contemplated by Section 2.04(b) have been obtained, and all Filings contemplated by Section 2.04(b) have been made, require any consent by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others

(immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, any Business Material Contract or (iv) result (immediately or with notice or lapse of time or both) in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) (other than a Permitted Lien) on any Transferred Asset, except, in the case of clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
(b)The execution and delivery by Seller Parent of this Agreement does not, and the execution and delivery by Seller Parent and each Asset Selling Entity of each other Transaction Document to which it is, or is specified to be, a party will not, and the performance by Seller Parent of this Agreement and the performance by Seller Parent and each Asset Selling Entity of each other Transaction Document to which it is, or is specified to be, a party and the consummation of the Transactions to be consummated by Seller Parent and each Asset Selling Entity will not, require any consent, approval, authorization, license or permit (“Consent”) of, or filing with or notification to, or registration or qualification with (collectively, “Filings”), any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority, body or instrumentality, domestic or foreign in the Territory (a “Governmental Entity”), except for (i) compliance with and Filings under applicable requirements of any applicable Antitrust Laws, (ii) the Consents and Filings set forth on Section 2.04(b)(ii) of the Seller Parent Disclosure Letter and (iii) such other Consents or Filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
SECTION 2.05.Litigation; Orders.
(a)As of the date of the Original Agreement, there is no claim, suit, action, proceeding, litigation, administrative charge or arbitration (an “Action”) pending or, to the Knowledge of Seller Parent, threatened in writing against Seller Parent or any of its Subsidiaries that relates to the Business that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
(b)As of the date of the Original Agreement, there are no Orders outstanding against Seller Parent or any of its Subsidiaries that relate to the Business that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
(c)This Section 2.05 does not relate to employee benefits matters, which are the subject of Section 2.09, or Intellectual Property and data privacy matters, which are the subject of Section 2.10.
SECTION 2.06.Permits; Compliance with Law; Regulatory.
(a)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) Seller Parent and its Subsidiaries have all Consents of all Governmental Entities required to operate the Business as it is currently operated, (ii) Seller Parent and its Subsidiaries are in compliance with the terms of such Consents and (iii) to the Knowledge of Seller Parent, no Action is pending or threatened in writing against Seller Parent or any of its Subsidiaries seeking the revocation, suspension or cancellation of any such Consent.
(b)The Business is not being, and since the Lookback Date has not been, operated in violation of any applicable Law, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect. This Section 2.06(b) does not relate to Data Privacy Laws, which are the subject of Section 2.10.

(c)Since the Lookback Date, neither Seller Parent nor any of its Subsidiaries have received, or have been subject to, any Form 483s, FDA warning letters, adverse inspection, compelled or voluntary recall, market withdrawal or replacement, post-sale warning, investigation, penalty for corrective or remedial action or corrective action plan, in each case, relating to the Product, by any Regulatory Authority. Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) Seller Parent and its Subsidiaries has made available to Buyer a complete and correct Regulatory File and (ii) such Regulatory File contains complete and correct copies of all adverse event reports relating to the Product for the period and to the extent that such adverse event reports are required by Law to be maintained.
(d)Since the Lookback Date and with respect to the Business, Seller Parent and its Subsidiaries have been in compliance in all material respects with current good manufacturing practices as regulated or required by the Regulatory Authorities.
(e)Since the Lookback Date, neither Seller Parent nor its Subsidiaries has received or been subject to any untitled letters or, to the Knowledge of the Seller Parent and its Subsidiaries, oral communication or correspondence, in each case, from the FDA (i) alleging that the Product is not, or the facilities in which the Product is manufactured or stored are not or were not, in compliance with all applicable Laws, clearances, Permits, exemptions, guidance or guidelines or (ii) alleging that the Product or the facilities in which the Product is manufactured or stored are or were the subject of any pending, threatened or anticipated Legal Proceedings by a Regulatory Authority.
(f)(i) Each Product Registration is in full force and effect; (ii) there is no Legal Proceeding by any Governmental Entity pending or, to the Knowledge of Seller Parent and its Subsidiaries, threatened seeking the recall of the Product or the revocation or suspension of any Product Registration; and (iii) Seller Parent has not received written notice of any loss of or refusal to renew any Product Registration held by Seller Parent and its Subsidiaries. Seller Parent and its Subsidiaries has made available to Buyer complete and correct copies of each Product Registration.
(g)None of Seller Parent, any of its Subsidiaries or, to the Knowledge of Seller Parent, any employee or agent of Seller Parent or its Subsidiaries, has (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity with respect to the Product or (ii) failed to disclose a material fact required to be disclosed to any Governmental Entity with respect to the Product.
(h)Since the Lookback Date and with respect to the development and Commercialization of the Product, none of Seller Parent, its Subsidiaries or, to the Knowledge of Seller Parent, any of their current employees, or former employees during the time of their employment with Seller Parent or its Subsidiaries, as applicable, have been debarred or received written notice of action or, to the Knowledge of the Seller Parent and its Subsidiaries, threat of any Legal Proceeding with respect to debarment under the provisions of 21 U.S.C. § 335a, any other federal Law or any equivalent provision in any applicable jurisdiction.
SECTION 2.07.Business Financial Information. Section 2.07 of the Seller Parent Disclosure Letter sets forth (a) the unaudited selected balance sheet information of the Business as at both December 31, 2025 and June 30, 2026 and (b) a deal basis profit and loss statement of the Business for the twelve-month period ended December 31, 2025 (the “Business Financial Information”). The Business Financial Information has been derived from the Business Records and provides a reasonable view of the financial position and results of operations of the Business, as at the dates and for the periods presented therein; provided, in each case, that (i) the Business Financial Information was prepared from the consolidated financial statements of Seller Parent, (ii) the Business Financial Information is subject to the judgments, policies and principles utilized by Seller Parent in the ordinary course of business, (iii) the Business was not operated as a stand-alone entity of Seller Parent or any of its Subsidiaries as at the date and for the period presented in the Business Financial Information and (iv) the Business Financial Information does not reflect all adjustments and presentation items that would be required under GAAP or in audited financial statements.
SECTION 2.08.Absence of Certain Changes.
(a)Since January 1, 2026, there has not been any Business Material Adverse Effect.
(b)From January 1, 2026 to the date of the Original Agreement, the Business has been operated in the ordinary course of business in all material respects.
SECTION 2.09.Employee Benefit Plans.
(a)Section 2.09(a) of the Seller Parent Disclosure Letter sets forth a true and complete list, as of the date of the Original Agreement, of each material Business Benefit Plan and identifies each Business Benefit Plan that provides or could reasonably be expected to provide any compensation, severance, retention, transaction, change in control or similar payment or benefit to any Business Employee in connection with the Transactions.
(b)With respect to each material Business Benefit Plan, Seller Parent has made available to Buyer true and complete copies of (as applicable), as of the date of the Original Agreement: (i) the plan document or a written description thereof (or, if appropriate, a form thereof), including any material amendment thereto, other than any document that Seller Parent is prohibited from making available to Buyer as a result of applicable Law relating to the safeguarding of data privacy and (ii) each summary plan description and summary of material modifications.
(c)Except as expressly provided in this Agreement, the delivery, negotiation, execution and consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any Business Employee to any material compensation, benefit, severance pay or other material payment under any Business Benefit Plan or (ii) result in the acceleration of the time of payment or vesting, trigger the funding or increase the amount of any material compensation due to any Business Employee (or any beneficiary or dependent thereof) under any Business Benefit Plan.
SECTION 2.10.Intellectual Property and Data Privacy.
(a)The Registered Intellectual Property that is material to the Business, taken as a whole, is subsisting and, to the Knowledge of Seller Parent, valid and enforceable in all material respects.
(b)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, Seller Parent or one or more of its Subsidiaries exclusively owns, free and clear of Liens (other than Permitted Liens), has a license to or otherwise has a valid right to use all Transferred Intellectual Property; provided that nothing in this Section 2.10(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Transferred Intellectual Property, which is the subject of Section 2.10(d).

(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, each employee, independent contractor or other agent of Seller Parent or any of its Subsidiaries who, alone or with others, creates, develops or invents, or has created, developed or invented, any Transferred Intellectual Property has either entered into an agreement with Seller Parent or one of its Subsidiaries pursuant to which such Person presently assigns such Transferred Intellectual Property to Seller Parent or one of its Subsidiaries, as applicable, or such Transferred Intellectual Property has vested in Seller Parent or one of its Subsidiaries by operation of applicable Law.
(d)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) the operation of the Business by Seller Parent and its Subsidiaries is not infringing, misappropriating or otherwise violating and, since the Lookback Date, has not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, (ii) to the Knowledge of Seller Parent, no third party is infringing, misappropriating or otherwise violating any Transferred Intellectual Property and (iii) during the period from the Lookback Date to the date of the Original Agreement, (A) none of Seller Parent or its Subsidiaries has initiated or threatened in writing any claim against any third party alleging that such third party infringes, misappropriates or otherwise violates any Transferred Intellectual Property and (B) no third party has initiated or, to the Knowledge of Seller Parent, threatened in writing any claim against Seller Parent or any of its Subsidiaries alleging that the operation of the Business by Seller Parent and its Subsidiaries infringes, misappropriates or otherwise violates the Intellectual Property of any third party.
(e)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, Seller Parent and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of trade secrets and other confidential information included in the Transferred Intellectual Property and prevent the unauthorized disclosure of any such trade secrets and any such other confidential information.
(f)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) Seller Parent and its Subsidiaries are operating, and since the Lookback Date, have operated, the Business in compliance with all applicable Data Privacy Laws, (ii) Seller Parent and its Subsidiaries have implemented, have maintained since the Lookback Date and currently maintain commercially reasonable technical, organizational and administrative security measures designed to protect all Personal Information used in the Business and under the control and in the possession of Seller Parent and its Subsidiaries from unauthorized access, use, disclosure, modification, deletion or other processing and (iii) since the Lookback Date, there have been no failures, crashes or security breaches affecting Seller Parent’s IT Systems resulting in unauthorized access to or disclosure of Personal Information used in the Business and under the control and possession of Seller Parent and its Subsidiaries.
(g)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, since the Lookback Date, (i) none of Seller Parent or its Subsidiaries has notified (either voluntarily or as required) any affected individual, any third party, any Governmental Entity or the media of any breach or non-permitted access to or disclosure of Personal Information used in the Business and under the control and possession of Seller Parent and its Subsidiaries, (ii) none of Seller Parent or its Subsidiaries has received any subpoenas, written demands or other written notices from any Governmental Entity investigating, inquiring into or otherwise relating to any actual or potential violation by Seller Parent or any of its Subsidiaries of any applicable Data Privacy Laws in their operation of the Business and, to the Knowledge of Seller Parent, none of Seller Parent or its Subsidiaries is under investigation by any Governmental Entity for any actual or potential violation of any applicable Data Privacy Laws in their operation of the Business and (iii) no Person (including any Governmental Entity) has commenced any Action against, nor has any written notice or enforcement action of any kind been served on, or initiated against, Seller Parent or any of its Subsidiaries under any applicable Data Privacy Laws, or with respect to loss, damage or unauthorized access, use or modification of any Personal Information, in each case, in their operation of the Business.
(h)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) the Intellectual Property included in the Transferred Assets, together with the rights provided under Section 5.06, Section 5.07 and the Transition Services Agreement, contains all of the Intellectual Property rights used or held for use in, or necessary for, the conduct of the Business as currently conducted and (ii) no additional licenses, consents, or rights from any third party are required for Buyer to continue operating the Business immediately following the Closing in substantially the same manner as conducted by Seller Parent and its Subsidiaries immediately prior to the Closing.
(i)Except for the rights granted to Persons included in the Business IP Contracts, neither Seller Parent nor any of its Affiliates is a party to any license or similar agreement under which it has granted a license or other rights to any Person in respect of the Transferred Intellectual Property which would conflict in any material respect with the rights being conveyed to Buyer under this Agreement.
(j)Notwithstanding anything to the contrary herein, this Section 2.10 contains the sole and exclusive representations and warranties of Seller Parent with respect to Intellectual Property and data privacy matters.
SECTION 2.11.Material Contracts.
(a)Section 2.11(a) of the Seller Parent Disclosure Letter sets forth a true and complete list of each Business Material Contract in effect as of the date of the Original Agreement.
(b)“Business Material Contracts” means each Contract to which Seller Parent or any of its Subsidiaries is a party or by which Seller Parent or any of its Subsidiaries is bound (excluding (i) any Contracts that do not constitute Transferred Contracts and do not provide for Assumed Liabilities, (ii) any Business Benefit Plans or other employment-related Contracts and (iii) any Transaction Documents), the portion of which exclusively relating to the Business:
(i)involved the payment or receipt by Seller Parent and its Subsidiaries of more than $3,000,000 in connection with the Business in the aggregate during the twelve (12) months ended December 31, 2025, except, in each case, (A) for Contracts with customers or vendors with terms substantially consistent with a standard form of the Business made available to Buyer, (B) for sales orders and purchase orders issued in the ordinary course of business and (C) for Contracts terminable without penalty or further payment without more than 120 days’ notice;
(ii)provides for the sale of or license to any material Transferred Asset by Seller Parent or any of its Subsidiaries, or the grant of any preferential right to any third party to purchase or license any material Transferred Asset, in each case, outside the ordinary course of business (for the avoidance of doubt, excluding sales of Inventory in the ordinary course of business);
(iii)is a joint venture Contract;

(iv)(A) contains any prohibitions or restrictions on Seller Parent or any of its Subsidiaries freely engaging in any business, including restrictions on the ability of Seller Parent or any of its Subsidiaries to compete in any geographic area, business or market that is material to the Business, taken as a whole, (B) contains exclusivity arrangements, rights of first refusal, rights of first offer or similar rights, in each case, that limit the ability of Seller Parent or any of its Subsidiaries to sell or transfer any assets that are material to the Business, taken as a whole, (C) contains any “most favored nation” clauses that are material to the Business, taken as a whole, or (D) contains any “take or pay” provisions that are material to the Business, taken as a whole, other than, in the case of each of clauses (A) through (D), (1) distribution, sale, supply and similar agreements, including product registration services agreements and marketing agreements, entered into in the ordinary course of business and (2) Contracts terminable without penalty or further payment without more than 120 days’ notice;
(v)is (A) a settlement or similar Contract with any Governmental Entity or (B) an Order, in the case of each of clauses (A) and (B), which involves material performance by Seller Parent or any of its Subsidiaries after the date of the Original Agreement;
(vi)is a Business IP Contract; or
(vii)grants a Lien (other than a Permitted Lien) on any material Transferred Asset.
(c)Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (i) each of such Business Material Contracts is valid and binding on Seller Parent or its applicable Subsidiary party thereto and, to the Knowledge of Seller Parent, each other party thereto, and is in full force and effect, and enforceable subject to the Enforceability Exceptions, (ii) Seller Parent or its applicable Subsidiary party thereto is not in default under any such Business Material Contract, and Seller Parent or its applicable Subsidiary party thereto has not received notice of any asserted default by Seller Parent or its applicable Subsidiary party thereto under any such Business Material Contract, (iii) as of the date of the Original Agreement, to the Knowledge of Seller Parent, no other party to such Business Material Contract is in default thereunder and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default under any such Business Material Contract and (iv) as of the date of the Original Agreement, none of Seller Parent or its Subsidiaries has received written notice from any counterparty to any such Business Material Contract that such counterparty intends to terminate, not renew, or renegotiate the terms of such Business Material Contract.
(d)True and complete copies of each Business Material Contract in effect as of the date of the Original Agreement have been made available to Buyer.
SECTION 2.12.Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, as of the date of the Original Agreement, (a) Seller Parent or its Subsidiaries own or hold policies of insurance, or are self-insured, in respect of the Business in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Business; and (b) all such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals and there is no existing default and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default by any insured thereunder.

SECTION 2.13.Anti-Corruption; Sanctions; Import and Export Control Laws.
(a)To the extent related to the Business, Seller Parent and its Subsidiaries, their respective directors, managers, officers, employees and, to the Knowledge of Seller Parent, their Representatives authorized to act on their behalf are, and have been since January 3, 2023 in material compliance with the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act, and all other anti-bribery and anti-corruption Laws maintained in any jurisdiction in which the Business is operated.
(b)To the extent related to the Business, (i) Seller Parent and its Subsidiaries are, and have been since January 3, 2023, in material compliance with Trade Laws and Sanctions and (ii) there are no sanctions-related, export-related or import-related Actions pending or, to the Knowledge of Seller Parent, threatened in writing against Seller Parent or its Subsidiaries or, to the Knowledge of Seller Parent, any officer or director thereof by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
(c)To the extent related to the Business, (i) none of Seller Parent or any of its Subsidiaries has engaged in, or is now engaging in, directly or indirectly, any dealings or transactions in a Sanctioned Country or with a Sanctioned Person and (ii) none of Seller Parent or any of its Subsidiaries, or any director, manager, officer or employee thereof, is a Sanctioned Person, except, in the case of each of clauses (i) and (ii), as would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect.
SECTION 2.14.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Seller Parent or any of its Subsidiaries.
ARTICLE III

Representations and Warranties of Buyer
Buyer represents and warrants to Seller Parent as of the date of the Original Agreement and as of the Closing Date as follows:
SECTION 3.01.Organization and Good Standing. Each of Buyer and its Subsidiaries (a) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Applicable Business Organization Law, (b) has full corporate or similar power and authority to own, lease or license, and to operate, its properties and assets and to operate its business as currently operated and (c) is duly qualified or licensed to do business as a foreign company and in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
SECTION 3.02.Authority; Execution and Delivery; Enforceability. Buyer has all necessary corporate or similar power and authority to execute and deliver this Agreement, and each of Buyer and its Subsidiaries have all necessary corporate or similar power and authority to execute and deliver any other Transaction Document to which it is, or is specified to be, a party, and to perform its obligations hereunder and thereunder and to consummate the

Transactions to be consummated by it. The execution, delivery and performance by Buyer of this Agreement, and the execution, delivery and performance by each of Buyer and its Subsidiaries of any other Transaction Document to which it is, or is specified to be, a party, and the consummation of the Transactions to be consummated by it, have been duly authorized by all necessary corporate or similar action by Buyer and its Subsidiaries, as applicable. This Agreement has been, and each other Transaction Document to which Buyer or any of its Subsidiaries is, or is specified to be, a party will, at or prior to the Closing, be, duly executed and delivered by Buyer and such Subsidiaries, as applicable. Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each other Transaction Document to which Buyer or any of its Subsidiaries is, or is specified to be, a party will constitute, a legal, valid and binding obligation of Buyer and such Subsidiaries, as applicable, enforceable against Buyer and such Subsidiaries, as applicable, in accordance with its terms, except as enforcement thereof may be limited by the Enforceability Exceptions.
SECTION 3.03.No Conflicts; Required Filings and Consents.
(a)The execution and delivery by Buyer of this Agreement does not, the execution and delivery by Buyer and each of its Subsidiaries of each other Transaction Document to which Buyer or any of its Subsidiaries is, or is specified to be, a party will not, and the performance by Buyer of this Agreement and the performance by Buyer and each such Subsidiary of each other Transaction Document to which it is, or is specified to be, a party and the consummation of the Transactions to be consummated by Buyer and each such Subsidiary will not, (i) conflict with or violate any provision of the organizational or similar documents of Buyer or any such Subsidiary, (ii) assuming that all Consents contemplated by Section 3.03(b) have been obtained, and all Filings contemplated by Section 3.03(b) have been made, conflict with or violate any Order or Law applicable to Buyer or any of its Subsidiaries or by which any property or asset of Buyer or any of its Subsidiaries is bound or (iii) assuming that all Consents contemplated by Section 3.03(b) have been obtained, and all Filings contemplated by Section 3.03(b) have been made, require any consent by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, any Contract, except, in the case of clauses (ii) and (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
(b)The execution and delivery by Buyer of this Agreement does not, and the execution and delivery by Buyer and each of its Subsidiaries of each other Transaction Document to which it is, or is specified to be, a party will not, and the performance by Buyer of this Agreement and the performance by Buyer and each such Subsidiary of each other Transaction Document to which it is, or is specified to be, a party and the consummation of the Transactions to be consummated by Buyer or such Subsidiary will not, require any Consent of, or Filing with, any Governmental Entity, except for (i) compliance with and Filings under applicable requirements of any applicable Antitrust Laws and (ii) such other Consents or Filings that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
SECTION 3.04.Litigation; Orders.
(a)As of the date of the Original Agreement, there is no Action pending or, to the Knowledge of Buyer, threatened in writing against Buyer or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)As of the date of the Original Agreement, there are no Orders outstanding against Buyer or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
SECTION 3.05.Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Buyer or any of its Affiliates.
SECTION 3.06.Sufficiency of Funds; Solvency.
(a)Each of Buyer and its Affiliates required to make any payments under this Agreement and the other Transaction Documents have, and will have as of the Closing Date, cash, available lines of credit or other sources of immediately available funds sufficient to (i) pay the aggregate Closing Cash Consideration and the other payments required by Article I to be made in connection with the Closing, in each case, to the extent required to be paid thereby, (ii) pay any and all fees and expenses required to be paid thereby in connection with the Closing and (iii) satisfy all of the other payment obligations thereof contemplated by the Transaction Documents. In no event shall the receipt or availability of any funds or financing by or to Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Buyer or any of its Affiliates hereunder. Each of Buyer and its Affiliates required to make any payments under this Agreement and the other Transaction Documents has not incurred, and will not incur as of the Closing Date, any obligation, commitment, restriction or liability of any kind, which would impair or adversely affect its respective resources or capabilities.
(b)Assuming (i) the satisfaction of the conditions to Buyer’s obligation to consummate the Transactions, and after giving effect to the Transactions and the payment of all amounts and related fees and expenses required to be paid by Buyer or any of its Affiliates in connection with the Transactions, (ii) the accuracy of the representations and warranties of Seller Parent contained in Article II in all material respects and (iii) Seller Parent and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to Closing, Buyer and its Subsidiaries, on a consolidated basis, will be Solvent as of and immediately after the Closing. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person and its Subsidiaries, on a consolidated basis, means that, as of any date of determination, such Person and its Subsidiaries have the ability to pay and service all of their liabilities as they fall due.
SECTION 3.07.No Other Representations or Warranties; No Reliance.
(a)Except for the representations and warranties made by Seller Parent or any of its Subsidiaries in Article II, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, none of Seller Parent, the Asset Selling Entities or any other Person makes any express or implied representation or warranty with respect to Seller Parent, each Asset Selling Entity or their respective businesses (including the Business), operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Seller Parent, each Asset Selling Entity or the Business, notwithstanding the delivery or disclosure to Buyer or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, none of Seller Parent, the Asset Selling Entities or any other Person makes or has made any express or implied representation or warranty to Buyer or any of its Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Seller Parent, each Asset Selling Entity or their respective businesses (including the Business), operations, properties, assets, liabilities, condition (financial or otherwise) or prospects or (ii) except for the representations and warranties made by Seller Parent or any of its Subsidiaries in Article II, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, any oral or written information presented to Buyer or any of its Representatives in the course of their due diligence investigation of the Business, the negotiation of this Agreement and the other Transaction Documents or the course of the Transactions. None of Seller Parent, the Asset Selling Entities or any other Person will have or be subject to any liability or other obligation to Buyer or any of its Representatives or any other Person resulting from the consummation of the Transactions or the use by Buyer or any of its Representatives of any such information, including information, documents, projections, forecasts or other material provided to Buyer or any of its Representatives in any “data rooms”, teaser, confidential information memorandum or management presentations in connection with the Transactions, unless any such information is expressly and specifically included in a representation or warranty made by Seller Parent or any of its Subsidiaries in Article II, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document and then only as expressly provided in this Agreement, such other Transaction Document or such certificate. Each of Seller Parent and the Asset Selling Entities disclaims any and all other representations and warranties, whether express or implied, and Buyer expressly disclaims reliance on any such other representations or warranties.
(b)In connection with the investigation by Buyer of the Business, Seller Parent and the Asset Selling Entities have provided Buyer and its Representatives with certain projections and other forecasts, including projected financial statements, cash flow items and other data relating to the Business, and certain business plan information therefor. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Representatives shall have no claim against any Person with respect thereto. Accordingly, Buyer acknowledges that none of Seller Parent, the Asset Selling Entities or any of their respective Representatives has made any representation or warranty with respect to such projections and other forecasts and plans, and Buyer expressly disclaims reliance on any representation or warranty with respect to such projections or other forecasts or plans.
(c)Notwithstanding anything to the contrary herein or in the other Transaction Documents, it is the explicit intent of the Parties that none of Seller Parent or the Asset Selling Entities is making any representation or warranty whatsoever, express or implied, beyond those expressly and specifically given by Seller Parent or any of its Subsidiaries in Article II, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document, including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to the Transferred Assets, and Buyer expressly disclaims reliance on any representation or warranty beyond those of Seller Parent or any of its Subsidiaries expressly and specifically given in Article II, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document.
(d)In furtherance of the foregoing, Buyer acknowledges and represents that it is not relying on any representation or warranty of Seller Parent or each Asset Selling Entity other than those representations and warranties of Seller Parent or any of its Subsidiaries expressly and specifically set forth in Article II, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document. Buyer acknowledges that it is a sophisticated purchaser and has conducted to its satisfaction an independent investigation of the financial condition, liabilities, results of operations and projected operations of the Business and the nature and condition of the Transferred Assets and Assumed Liabilities and, in making the determination to proceed with the Transactions, has relied solely on the results of its own independent investigation and the representations and warranties of Seller Parent or any of its Subsidiaries expressly and specifically set forth in Article II, in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document.
ARTICLE IV

Covenants Relating to Operation of Business
SECTION 4.01.Operation of the Business.
(a)Except as (i) required by applicable Law, Order or a Governmental Entity, (ii) set forth on Section 4.01 of the Seller Parent Disclosure Letter, (iii) consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or (iv) required by this Agreement or any other Transaction Document, between the date of the Original Agreement and the Closing, Seller Parent shall (solely with respect to the Business), and shall cause, solely with respect to the Business, each of its Subsidiaries to, subject to the restrictions and exceptions set forth in this Section 4.01 or elsewhere in this Agreement or any other Transaction Document, use reasonable best efforts to (x) operate the Business in all material respects in the ordinary course of business and (y) preserve intact the Business’s organizations; provided that no action with respect to matters specifically addressed by Section 4.01(b) shall be deemed to be a breach of this Section 4.01(a) unless such action would constitute a breach of Section 4.01(b).
(b)Without limiting the foregoing, except in respect of matters (w) required by applicable Law, Order or a Governmental Entity, (x) set forth on Section 4.01 of the Seller Parent Disclosure Letter, (y) consented to by Buyer in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or (z) required by this Agreement or any other Transaction Document, between the date of the Original Agreement and the Closing, Seller Parent shall not (solely with respect to the Business), and shall cause, solely with respect to the Business, each of its Subsidiaries not to:
(i)acquire (including by merger, consolidation, acquisition of stock or assets or any other business combination) any corporation, partnership or other business organization or any assets from any third party for a purchase price or other monetary commitment (including any earn-out, milestone or other contingent or deferred payments, in each case calculated as the maximum amount payable under or pursuant to such obligation) that would be material to the Business, other than acquisitions of Inventory, equipment, machinery, tools and personal property in the ordinary course of business;
(ii)make any capital expenditures or commitments for capital expenditures in an amount in excess of (A) $500,000 in a single transaction or series of related transactions or (B) $1,000,000 in the aggregate;
(iii)enter into any joint venture or other strategic partnership with any third party;
(iv)sell, transfer, assign, lease, license or otherwise dispose of, or make subject to a Lien (other than Permitted Liens), any material Transferred Assets (other than Intellectual Property, which is addressed in clause (v) below) other than (A) in the ordinary course of business, (B) obsolete, worn-out or excess assets or (C) pursuant to Contracts in existence as of the date of the Original Agreement and made available to Buyer;

(v)dispose of, abandon, permit to lapse, transfer, assign, place a Lien upon (other than a Permitted Lien or a Lien that will be released prior to or concurrently with the Closing), or grant any license or sublicense of any rights under or with respect to any material Transferred Intellectual Property or Product Registrations, other than (A) any cancellation, abandonment or expiration at the end of its statutory life of any Registered Intellectual Property; provided that any cancellation or abandonment of any Registered Intellectual Property prior to the end of its statutory life shall not be done without Buyer’s prior written consent or (B) any expiration of any Product Registration in accordance with its terms;
(vi)except (A) in the ordinary course of business, (B) as required pursuant to the terms of any Business Benefit Plan as in effect as of the date of the Original Agreement or adopted, established, entered into or amended after the date of the Original Agreement not in violation of this Agreement, (C) as contemplated in Section 5.02, (D) as may be initiated by Seller Parent or one or more of Seller Parent’s Subsidiaries with respect to their employees generally in the applicable jurisdiction or geographic location or (E) arrangements that will not result in any liability under this Agreement or otherwise to Buyer or its Subsidiaries, materially increase the compensation of any Business Employee;
(vii)authorize or make any material change to the scope of the Business; or
(viii)authorize, commit or agree to take any of the actions described in this Section 4.01(b).
(c)Notwithstanding anything to the contrary herein, (i) nothing contained in this Agreement or any other Transaction Document shall prevent Seller Parent or its Subsidiaries from taking any action or failing to take any action in response to any epidemics, pandemics, disease outbreaks or other public health conditions or any other measures promulgated in connection with or in response to such epidemics, pandemics, disease outbreaks or other public health conditions to the extent reasonably necessary to (A) address health or human safety concerns and to the extent reasonably consistent with any such action (or failure to take any such action) as Seller Parent and its Subsidiaries have taken in response thereto prior to the date of the Original Agreement or take with respect to their businesses generally in the applicable jurisdiction or geographic location or (B) comply with any measures promulgated in connection with or in response to any epidemics, pandemics, disease outbreaks or other public health conditions, (ii) no such actions or failure to take such actions shall be deemed to violate or constitute a breach of this Agreement, (iii) all such actions or failure to take such actions shall be deemed to constitute an action taken in the ordinary course of business and (iv) no such actions or failure to take such actions shall serve as a basis for Buyer to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied; provided that, to the extent reasonably practicable, Seller Parent shall consult with Buyer prior to taking any such material actions or failing to take any such material actions.
(d)Nothing contained in this Agreement or any other Transaction Document shall give Buyer, directly or indirectly, the right to control or direct the operations of Seller Parent or its Subsidiaries prior to the Closing. Prior to the Closing, Seller Parent and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement and the other Transaction Documents, complete unilateral control and supervision over their respective business operations (including the Business).
(e)For the avoidance of doubt, nothing contained in this Agreement or any other Transaction Document shall in any event limit or restrict Seller Parent or any of its

Subsidiaries from (i) taking any actions or failing to take any actions with respect to any matter to the extent unrelated to the Business, (ii) declaring, setting aside or making any cash dividends or distributions in respect of any outstanding equity interests in Seller Parent or any of its Subsidiaries on or prior to the Closing or (iii) taking any actions or failing to take any actions in order to facilitate the consummation of the Transactions, including (A) the consummation of any issuances, purchases, sales, assignments, assumptions, transfers, conveyances and deliveries of equity interests, assets and liabilities, (B) the extinguishment of Liens, (C) the cancellation or other termination of intercompany accounts and (D) the amendment of any organizational or similar documents.
SECTION 4.02.Access to Information; Confidentiality.
(a)Subject to applicable Law and any applicable Order, between the date of the Original Agreement and the Closing, upon reasonable notice, Seller Parent shall, and shall cause its Subsidiaries to, (i) afford to Buyer and its Representatives reasonable access during normal business hours to the employees, agents, properties, books, Contracts and records of the Business (other than any of the foregoing that relate to the negotiation and execution of this Agreement, any other Transaction Document or the Transactions or any proposals to or from other parties relating to any competing or alternative transactions) of Seller Parent and its Subsidiaries and (ii) furnish promptly to Buyer and its Representatives such information concerning their business, personnel, assets, liabilities and properties as Buyer may reasonably request, in the case of each of clauses (i) and (ii), solely for the purposes of transition and integration planning to the extent related to the Transactions and the post-Closing operation of Buyer and its Affiliates; provided that Buyer and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Seller Parent and its Subsidiaries; provided, however, that (A) Seller Parent and its Subsidiaries shall not be obligated to provide such access or information if Seller Parent determines, in its reasonable judgment, that doing so would reasonably be expected to (1) result in the disclosure of trade secrets or competitively sensitive information to third parties, (2) violate applicable Law, an applicable Order or a Contract or obligation of confidentiality owing to a third party, (3) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (4) be adverse to the interests of Seller Parent or any of its Subsidiaries in any pending or threatened Action or (5) expose Seller Parent or any of its Subsidiaries to risk of liability for disclosure of sensitive, personal or other information, (B) any physical access may be limited to the extent Seller Parent determines in good faith that such limitation is necessary in light of any epidemics, pandemics, disease outbreaks or other public health conditions or any measures promulgated in connection with or in response to such epidemics, pandemics, disease outbreaks or other public health conditions, including if providing such access would reasonably be expected to jeopardize the health and safety of any natural person, and (C) Seller Parent and its Subsidiaries shall in no event be required to provide any such access or information to any officers, employees, agents, properties, books, Contracts or records other than those of the Business; provided, further, that in the case of clause (A)(2) or (A)(3) above, the Parties shall use reasonable best efforts to communicate, to the extent feasible, the applicable information in a manner that does not violate any such Law, Order, Contract or obligation or jeopardize any such privilege or protection. All requests for information made pursuant to this Section 4.02 shall be directed to the Person designated by Seller Parent in Section 4.02(a) of the Seller Parent Disclosure Letter.
(b)Until the Closing, all information provided by Seller Parent pursuant to this Section 4.02 shall constitute “Confidential Information” under the Confidentiality Agreement, dated December 29, 2025, by and between Seller Parent and Buyer, as supplemented by the Clean Team Confidentiality Agreement, dated April 22, 2026, by and between Seller Parent and Buyer (as so supplemented, the “Confidentiality Agreement”).

ARTICLE V

Additional Agreements
SECTION 5.01.Reasonable Best Efforts.
(a)Upon the terms and subject to the conditions set forth in this Agreement, between the date of the Original Agreement and the Closing, each of the Parties shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party and the other Party’s Affiliates in doing, all things necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including:
(i)obtaining in the most expeditious manner practicable all necessary actions or nonactions, Consents and Orders from Governmental Entities in connection with the consummation of the Transactions (collectively, the “Regulatory Approvals”), including by promptly making all necessary Filings, if any, and promptly supplying any additional information and documentary material that may be requested by any Governmental Entity in connection with this Agreement, the other Transaction Documents or the Transactions;
(ii)seeking to avoid the initiation by any Governmental Entity of, and vigorously defending, any Actions, whether regulatory, judicial, administrative or other, challenging or affecting this Agreement, the other Transaction Documents or the Transactions or seeking to prohibit or delay the consummation of the Transactions;
(iii)seeking to avoid the entry of and to have lifted, vacated or rescinded any Restraints or any other Law or Order which may adversely affect the ability of the Parties and their respective Affiliates to consummate the Transactions; and
(iv)executing and delivering any additional instruments necessary to consummate the Transactions and fully carry out the purposes of this Agreement and the other Transaction Documents.
(b)Each Party shall not, and shall cause its Affiliates not to, directly or indirectly, take any action (including by acquiring or investing in any Person or any assets thereof) or fail to take any action, or authorize, commit or agree to take any action or fail to take any action, the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions or materially increase the risk that any of the conditions contained in Article VI will not be satisfied. Notwithstanding anything to the contrary herein, nothing in this Section 5.01 will apply to or restrict communications or other actions by any of the Parties or any of their respective Affiliates with or with respect to Governmental Entities in connection with their respective businesses in the ordinary course of business.
(c)Notwithstanding anything to the contrary in this Section 5.01, none of Seller Parent or any of its Affiliates shall be required to take, offer or agree to any action, inaction, restriction or agreement contemplated by this Section 5.01 or otherwise if such action, inaction, restriction or agreement (i) relates to the Retained Business, (ii) is not conditioned upon the Closing or (iii) adversely affects any rights of Seller Parent or any of its Affiliates under this Agreement or any of the other Transaction Documents.

(d)All filing fees payable by any Party pursuant to Antitrust Laws or Other Approvals in connection with the Transactions shall be borne 50% by Seller Parent and 50% by Buyer.
SECTION 5.02.Employee Matters.
(a)Buyer or one of its Affiliates shall, at least ten (10) days prior to the Closing and in accordance with applicable Law, make a written offer of continued employment to such Business Employees, if any, as Buyer may select in its sole discretion and who are actively employed by Seller Parent or any of its Subsidiaries, in each case, as of immediately prior to the Closing (including Business Employees who are on vacation, jury duty or short-term disability, but not including Business Employees who are on long-term disability as of immediately prior to the Closing (such employees on long-term disability, the “Inactive Employees”)), in the same geographic area and for the same or a similar position or job classification as held by such Business Employee immediately prior to the Closing, and otherwise on terms and conditions (including compensation levels) at least as favorable as those provided to similarly situated employees of Buyer or its Affiliates and providing for severance benefits during the one-year period following the Closing that are at least as favorable as the severance benefits provided to each such Business Employee prior to the Closing under Seller Parent’s severance policies, with such continued employment to be effective as of 12:01 A.M., local time, on the Closing Date (the “Transfer Time”). For the avoidance of doubt, Buyer shall have no obligation to make an offer of employment to any Business Employee, and the identity of the Business Employees (if any) to whom offers are extended shall be determined by Buyer in its sole discretion. Without limiting the foregoing, Buyer shall not be obligated to make any such offer to any Business Employee unless Buyer has received the Employee Census and has had reasonable access to such Business Employee, following the date of the Original Agreement and prior to the Closing, pursuant to this Section 5.02. Buyer shall forward to Seller Parent, for Seller Parent’s review and comment, which comments shall be considered by Buyer in good faith, each such offer letter at least ten (10) Business Days prior to delivery of such offer letter to the applicable Business Employee. Buyer or one of its Affiliates may make a written offer of employment to any Inactive Employee, to the extent such Inactive Employee presents himself or herself for active employment within six (6) months following the Closing, in the same geographic area and for the same or a similar position or job classification as held by such Business Employee with Seller Parent immediately prior to the Closing and otherwise on terms and conditions (including compensation levels) at least as favorable as those provided to similarly situated employees of Buyer and providing for severance benefits during the one-year period following the Closing that are at least as favorable as the severance benefits provided to such Inactive Employee prior to the Closing under Seller Parent’s severance policies. Such offers of employment shall provide for employment terms that are (i) Buyer’s or its Affiliates’ standard terms and conditions of employment as in effect from time to time and applicable to similarly situated employees of Buyer and its Subsidiaries, (ii) based on information provided by Seller Parent to Buyer, intended to be sufficient to avoid statutory, common law or other severance obligations and to avoid severance and similar obligations under any applicable severance benefit plan, program, policy, agreement or arrangement or under applicable Law other than any such severance or separation obligation triggered solely by reason of such offer being on Buyer’s standard terms and conditions of employment (which shall instead be governed by Section 5.02(e)) and (iii) otherwise comply in all respects with applicable Law and Buyer’s covenants set forth in this Section 5.02. Each such offer of employment shall be for employment on an at-will basis, terminable by either Buyer (or its applicable Subsidiary) or the Transferred Employee at any time, with or without cause or advance notice, subject only to applicable Law, and nothing in this Section 5.02 shall be construed to guarantee any Transferred Employee employment for any period following the Closing. In the case of any Inactive Employee who becomes a Transferred Employee following the Closing, all references in this Agreement to the Transfer Time shall be deemed to be references to 12:01 A.M., local time, on the date that such individual becomes a Transferred Employee. Each Business Employee who receives such an offer of employment is referred to as an “Offer Employee” and each Offer Employee who accepts such offer of employment is referred to as a “Transferred Employee”. Notwithstanding anything to the contrary herein, Buyer shall have no obligation to offer employment to, or to employ, and shall incur no liability (including any severance or separation liability) with respect to, any individual who is not a Business Employee set forth on the Business Employee Schedule.
(i)No later than ten (10) Business Days after the date of the Original Agreement, and thereafter promptly upon Buyer’s reasonable request, Seller Parent shall deliver to Buyer a schedule (the “Employee Census”) setting forth, for each Business Employee and to the extent permitted by applicable Law: employee identification number (and, to the extent permitted, name), title or position, employing entity, work location, full- or part-time and exempt/non-exempt status, date of hire and service credited, leave status, annual base salary or wage rate, target annual cash bonus and long-term incentive opportunities, work-authorization/visa status, and whether such Business Employee is party to any employment, retention, change-in-control, severance or restrictive-covenant agreement.
(ii)Following the date of the Original Agreement until the Closing, Seller Parent shall, and shall cause its Subsidiaries to, provide Buyer and its Representatives with reasonable access to the Business Employees to discuss prospective employment, retention and transition arrangements, during normal business hours, on reasonable advance notice, in a manner that does not unreasonably interfere with the Business, and subject to applicable Law (including data-privacy Laws). Seller Parent shall reasonably cooperate with Buyer’s efforts to enter into retention or continued-employment arrangements with any Business Employee.
(b)Buyer shall, and shall cause its Subsidiaries to, cause any plans, policies, programs, work rules, agreements or arrangements established or maintained by Buyer or any of its Subsidiaries in which the Transferred Employees are eligible to participate (and are not required by Law or Contract) to recognize each Transferred Employee’s service with Seller Parent and its Subsidiaries and any predecessor thereof (to the extent such service was recognized by Seller Parent and its Subsidiaries under a substantially similar Business Benefit Plan), for all purposes, including determining eligibility to participate, and vesting, benefit accruals and early retirement subsidies, severance amounts or paid-time-off accrual rates (excluding any benefit accruals under defined benefit or retiree welfare plans and any determination of the level or amount of any such benefit); provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.
(c)Buyer shall, and shall cause its Subsidiaries to use commercially reasonable efforts to, (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under applicable Law or under any employee health or other welfare benefit plan maintained by Buyer or any of its Subsidiaries in which Transferred Employees (and their eligible dependents) will be eligible to participate from and after the Closing, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under applicable Law or comparable Business Benefit Plan immediately prior to the Closing and (ii) provide full credit for any co-payments, deductibles and similar expenses made or incurred by each Transferred Employee (and his or her eligible dependents) in each case to the extent documented and evidenced to Buyer’s reasonable satisfaction by Seller Parent or the applicable insurer during the calendar year in which the applicable Transfer Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Transferred Employee (and his or her eligible dependents) will be eligible to participate from and after the Closing.
(d)Seller Parent and its Subsidiaries shall retain and be solely responsible for, and shall indemnify and hold harmless Buyer and its Subsidiaries from and against, all liabilities and obligations arising out of or relating to any equity, equity-based, phantom equity or long-term incentive award granted by Seller Parent or any of its Subsidiaries to any Business Employee, including any such award that vests, accelerates, is forfeited or is settled in connection with the Transactions. Buyer shall have no obligation to grant, assume, replace or provide any make-whole payment or award in respect of any such forfeited or forfeitable award, and any equity or incentive compensation provided to a Transferred Employee following the Closing shall be granted, if at all, under Buyer’s own plans and in accordance with Buyer’s compensation practices.
(e)Seller Parent and Buyer intend that the Transactions should not constitute a layoff or separation, termination or severance of employment of any Transferred Employee prior to or upon the occurrence of the Closing, including for purposes of any Business Benefit Plan that provides for severance or similar benefits, and Seller Parent and Buyer shall, and shall cause their respective Subsidiaries to, comply with any requirements under applicable Law to ensure the same. Notwithstanding anything to the contrary herein, Buyer and its Subsidiaries shall bear all the liabilities relating to, and shall indemnify and hold harmless Seller Parent and its Subsidiaries from and against, (i) any claims made by any Business Employee for any statutory or common law severance or other separation benefits, any contractual or other severance or separation benefits (including those under any Business Benefit Plan) and any other legally mandated payment obligations (including any compensation payable during a mandatory termination notice period and any payments pursuant to a judgment of a court having jurisdiction over the Parties) to the extent directly arising out of Buyer’s or its Subsidiaries’ failure to comply with applicable Law or their obligations under this Section 5.02 with respect to offers of employment made or not made to Business Employees and (ii) any claims relating to the employment of any Transferred Employee from and after the applicable Transfer Time, including in respect of any act or omission by Buyer or its Subsidiaries relating to the employment of any Transferred Employee from and after the applicable Transfer Time. Notwithstanding the foregoing provisions of this Section 5.02(e), Seller Parent shall retain and bear, and shall indemnify and hold harmless Buyer and its Subsidiaries from and against, all liabilities arising out of any act or omission relating to the employment of any Business Employee (including any Transferred Employee) prior to the applicable Transfer Time, other than any statutory, common law, contractual or other severance or separation liability with respect to any Business Employee who does not become a Transferred Employee because such Business Employee did not receive an offer of employment from Buyer or did not receive an offer of employment that complies with the requirements under Section 5.02, for which Buyer shall be responsible for such severance or separation liability.
(f)Except as otherwise expressly provided in this Agreement, effective as of the Closing, (i) Buyer and its Subsidiaries shall assume and bear, and shall indemnify and hold harmless Seller Parent and its Subsidiaries from and against, all liabilities: (A) relating to the employment from and after the applicable Transfer Time or engagement of any individual, including any Transferred Employee, by Buyer or its Subsidiaries, (B) relating to any Transferred Employee from and after the applicable Transfer Time or (C) that are severance or separation liabilities relating to any Business Employee who does not become a Transferred Employee because Buyer failed to provide an offer of employment to such Business Employee or failed to provide an offer of employment that complies with the requirements under Section 5.02 and (ii) Seller Parent and its Subsidiaries shall retain and bear, and shall indemnify and hold harmless Buyer and its Subsidiaries from and against, all liabilities relating to the employment of any individual by any of Seller Parent and its Subsidiaries prior to the applicable Transfer Time, other than any liabilities actually assumed by Buyer pursuant to clause (i)(A), (i)(B) or (i)(C) of this Section 5.02(f).
(g)Except as otherwise specifically provided in this Agreement, as of the Closing, Buyer and its Subsidiaries shall be responsible for all liabilities, salaries, bonuses, benefits and similar employer obligations under applicable Law, Contract and otherwise with respect to the employment and termination of any Transferred Employees by Buyer or any of its Subsidiaries occurring from and after the applicable Transfer Time, including health care continuation coverage with respect to plans established or maintained by Buyer or its Subsidiaries after the Closing, and damages or settlements arising out of any claims with regard to the employment or termination of such Transferred Employees from and after the applicable Transfer Time, including claims for wrongful or illegal termination and for compliance with Law with respect to any such employment or termination.
(h)Buyer shall establish a comparability bonus program for the benefit of the Offer Employees under which each Offer Employee shall be granted, as a component of the offer of employment required to be made under Section 5.02(a), a transition award equal to the difference in value for the first year of potential employment with Seller Parent, if any, between such Business Employee’s current aggregate annual compensation and benefits package received from Seller Parent and the aggregate annual compensation and benefits package, excluding the Comparability Bonus (defined below), offered by Buyer to such Business Employee (each such bonus, a “Comparability Bonus”). Buyer and Seller Parent shall mutually agree on the value of each such Comparability Bonus before the applicable offer letter is delivered, with each Party acting reasonably and in good faith. The Comparability Bonus shall be payable in four equal installments on each of the three-, six-, nine- and twelve-month anniversaries of the Closing, subject in each case to the Offer Employee’s acceptance of employment with Buyer and continued employment with Buyer as of the applicable payment date, or earlier upon a termination without “cause” (as defined in the applicable offer letter or Comparability Bonus program).
SECTION 5.03.Preservation of Business Records; Exchange of Information.
(a)From and after the Closing, each Party shall use reasonable best efforts to maintain, and to cause its Representatives to maintain, the Business Records in its possession related to the period at or prior to the Closing in accordance with its regular records retention policies and procedures (but, in any case, for at least such period as may be required by applicable Law).
(b)Subject to applicable Law and any applicable Order, from and after the Closing, each Party (the “Disclosing Party”) shall, and shall cause its Subsidiaries to, use reasonable best efforts to provide or make available, or cause to be provided or made available, to the other Party (the “Requesting Party”), as soon as reasonably practicable after written request therefor, any Business Records (or copies thereof) in the possession or under the control of the Disclosing Party or any of its Subsidiaries to the extent that such Business Records relate to the period at and prior to the Closing and (i) are reasonably required by the Requesting Party or its Subsidiaries to comply with applicable Law, Order, stock exchange rule or other applicable legal, judicial or governmental process (other than in connection with an Action between one Party or any of its Affiliates, on the one hand, and the other Party or any of its Affiliates, on the other hand) or (ii) are reasonably required by the Requesting Party or its Subsidiaries to comply with its obligations under this Agreement or any other Transaction Document (other than in connection with an Action between one Party or any of its Affiliates, on the one hand, and the other Party or any of its Affiliates, on the other hand); provided, however, that the Disclosing

Party and its Subsidiaries shall not be obligated to provide such Business Records (or copies thereof) if the Disclosing Party determines, in its reasonable judgment, that doing so would reasonably be expected to (A) result in the disclosure of trade secrets or competitively sensitive information to third parties, (B) violate applicable Law, an applicable Order or a Contract or obligation of confidentiality owing to a third party, (C) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (D) be adverse to the interests of the Disclosing Party or any of its Subsidiaries in any pending or threatened Action or (E) expose the Disclosing Party or any of its Subsidiaries to risk of liability for disclosure of sensitive, personal or other information; provided, further, that in the case of clause (B) or (C) above, the Parties shall use reasonable best efforts to communicate, to the extent feasible, the applicable information in a manner that does not violate any such Law, Order, Contract or obligation or jeopardize any such privilege or protection. The Disclosing Party shall only be obligated to provide such Business Records (or copies thereof) in the form, condition and format (including native format) in which they then exist, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Business Records, and nothing in this Section 5.03(b) shall expand the obligations of the Parties under Section 5.03(a).
(c)The Parties acknowledge and agree that (i) neither Party shall be obligated to provide pursuant to Section 5.03(b) any portions of books, records or data not constituting Business Records and (ii) the Requesting Party shall reimburse the Disclosing Party for any reasonable out-of-pocket costs and expenses incurred by the Disclosing Party in providing or making available any Business Records pursuant to Section 5.03(b).
SECTION 5.04.Public Announcements. The Parties agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement (the “Announcement”) shall be in the form heretofore agreed to by the Parties. No Party shall issue any press release or make any other public statements with respect to the Transactions without the prior written consent of the other Party (such consent not to be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law, Order, stock exchange rule or other applicable legal, judicial or governmental process; provided that the Party proposing to issue any press release or to make any other public statement in compliance with any such disclosure obligations shall use reasonable best efforts to consult in good faith with the other Party before doing so. Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by any of the Parties which (a) is consistent with the Announcement and does not contain any information relating to the Business, this Agreement, the other Transaction Documents or the Transactions that has not been previously announced or made public in accordance with the terms of this Agreement or (b) is made in the ordinary course of business and does not relate specifically to this Agreement, the other Transaction Documents or the Transactions.
SECTION 5.05.Tax Matters.
(a)Transfer Taxes. Except as expressly provided to the contrary in this Agreement or the other Transaction Documents, all amounts payable under this Agreement or the other Transaction Documents are exclusive of Transfer Taxes. Any Transfer Taxes incurred in connection with the Transactions shall be borne by Buyer. Buyer and Seller Parent shall reasonably cooperate to prepare and timely file any Tax Returns relating to such Taxes, and the Party required under applicable Law to remit such Taxes shall timely remit all such Taxes. Buyer and Seller Parent shall reasonably cooperate to minimize or eliminate the incurrence of such Taxes in connection with the Transactions.
(b)Post-Closing Actions. Following the Closing, Buyer shall not (and shall not cause or permit its Affiliates to), (i) make or change any Tax election with respect to the

Transferred Assets that is effective for any Pre-Closing Tax Period, (ii) amend any Tax Return with respect to the Transferred Assets relating to a Pre-Closing Tax Period or (iii) extend or waive any period for the assessment of any Tax with respect to the Transferred Assets for any Pre-Closing Tax Period, in each case, without Seller Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).
(c)Cooperation. Seller Parent and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate in connection with the filing of any Tax Return or the conduct of any Tax Proceeding, in each case, with respect to the Transferred Assets.
(d)Tax Proceedings. Buyer shall give prompt written notice to Seller Parent if Buyer or any of its Affiliates receives any written notice of a Tax Proceeding relating to Taxes for which Seller Parent may be liable under this Agreement (a “Specified Tax Contest”). Seller Parent shall, at its sole discretion, have the option of controlling and defending the conduct of any Specified Tax Contest with counsel (including, for the avoidance of doubt, accountants) of its choice; provided that, if Seller Parent so elects to control such Specified Tax Contest, (i) Seller Parent shall keep Buyer reasonably informed regarding the progress and substantive aspects of such Specified Tax Contest and (ii) Seller Parent shall not settle or consent to the entry of any order, ruling, decision or other similar determination or finding with respect to any such Specified Tax Contest that could reasonably be expected to have an adverse effect on Buyer or any of its Affiliates without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned). If Seller Parent elects for Buyer to control and defend such Specified Tax Contest, (A) Buyer shall keep Seller Parent reasonably informed regarding the progress and substantive aspects of such Specified Tax Contest and (B) Buyer shall not settle or consent to the entry of any order, ruling, decision or other similar determination or finding with respect to any such Specified Tax Contest that could reasonably be expected to have an adverse effect on Seller Parent or any of its Affiliates without the prior written consent of Seller Parent (such consent not to be unreasonably withheld, delayed or conditioned).
(e)Refunds. Buyer shall pay to Seller Parent any refund (or credit in lieu of a refund) of (i) Taxes paid by Seller Parent or its Affiliates for any Pre-Closing Tax Period or (ii) Excluded Taxes, within ten (10) days after receipt thereof (net of reasonable out-of-pocket expenses incurred in obtaining such refund or credit).
(f)Status of Entities and Assets. Seller Parent represents it is a “United States person” within the meaning of Section 7701(a)(30) of the Code. Seller Parent shall deliver, and cause each Asset Selling Entity that is a “United States person” to deliver, to Buyer at or prior to Closing a duly completed and executed IRS Form W-9. Seller Parent further represents that no Transferred Asset that is owned by an Asset Selling Entity that is not a “United States person” is a “United States real property interest” (as defined in Section 897(c) of the Code) or an interest in a partnership (within the meaning of Section 1446(f)(1) of the Code).
SECTION 5.06.Intellectual Property Matters.
(a)Effective upon (and subject to the occurrence of) the Closing, Seller Parent, on behalf of itself and its Subsidiaries, hereby covenants that neither it nor its Subsidiaries shall assert or bring any Action against Buyer for any infringement, misappropriation or other violation of any Seller Retained Intellectual Property solely in connection with Buyer’s and its Subsidiaries’ operation of the Business in a manner materially consistent with the use of such Seller Retained Intellectual Property by Seller Parent and its Subsidiaries prior to the Closing. “Seller Retained Intellectual Property” means any Intellectual Property (other than Trademarks) included in the Excluded Intellectual Property owned by Seller Parent or any of its Subsidiaries as of the Closing.

(b)Effective upon (and subject to the occurrence of) the Closing, Buyer hereby covenants that it shall not assert or bring any Action against Seller Parent and its Subsidiaries for any infringement, misappropriation or other violation of any Buyer Retained Intellectual Property solely in connection with Seller Parent’s and its Subsidiaries’ operation of the Retained Business in a manner materially consistent with the use of such Buyer Retained Intellectual Property by Seller Parent and its Subsidiaries prior to the Closing. “Buyer Retained Intellectual Property” means any Intellectual Property (other than Trademarks) included in the Transferred Intellectual Property that is used or practiced (or held for use or practice) in or in connection with the Retained Business on or before the Closing Date.
(c)The covenants not to sue set forth in Section 5.06(a) and Section 5.06(b), and the benefits thereof, may not be assigned or otherwise transferred by, respectively, Buyer, on the one hand, or Seller Parent or any of its Subsidiaries, on the other hand, without the prior written consent of, respectively, Seller Parent or Buyer; provided, however, that (i) (x) Buyer may, without Seller Parent’s consent, assign or transfer the benefit of such covenant not to sue to an Affiliate or in connection with the sale (whether by asset transaction, stock sale, merger or otherwise) to a third party of all or substantially all of the business of Buyer or its Affiliates that uses the Seller Retained Intellectual Property and (y) Seller Parent agrees not to assert or bring any Action against manufacturers, suppliers, packers, distributors and other agents acting on behalf of Buyer for any infringement, misappropriation or other violation of the Seller Retained Intellectual Property, but solely to the extent arising from the support of or operation of the Business and in a manner that would be covered by the covenant not to sue set forth in Section 5.06(a); and (ii) (x) Seller Parent may, without Buyer’s consent, assign or transfer the benefit of such covenant not to sue to an Affiliate or in connection with the sale (whether by asset transaction, stock sale, merger or otherwise) to a third party a material part of, or any Product rights forming part of, the Retained Business that uses the Buyer Retained Intellectual Property and (y) Buyer agrees not to assert or bring any Action against manufacturers, suppliers, packers, distributors and other agents acting on behalf of Seller Parent or any of its Subsidiaries for any infringement, misappropriation or other violation of the Buyer Retained Intellectual Property, solely to the extent arising from the support of or operation of the Retained Business and in a manner that would be covered by the covenant not to sue set forth in Section 5.06(b).
(d)Each Party acknowledges and agrees that the covenants not to sue set forth in this Section 5.06 are intended to allocate between the Parties the risk of, and to preserve the continued ability of the beneficiary of such covenant not to sue to engage in, the conduct expressly permitted by this Section 5.06 notwithstanding the commencement of a case under the Bankruptcy Code by or against the other Party. Without limiting the foregoing, the Parties acknowledge and agree that, if this Agreement is rejected by a Party as debtor in possession or by its trustee in bankruptcy in a case under the Bankruptcy Code, such rejection shall constitute a breach of this Agreement and not a rescission, termination or avoidance of the covenants not to sue set forth in this Section 5.06, and the non-rejecting Party and its applicable Subsidiaries shall be entitled to retain and enforce the benefit of such covenants not to sue to the fullest extent permitted by applicable Law. To the maximum extent applicable, the Parties further intend that the rights and protections set forth in Section 365(n) of the Bankruptcy Code apply to this Section 5.06. Upon written request of the non-rejecting Party following any such rejection, the rejecting Party or its bankruptcy trustee shall not interfere with the exercise by the non-rejecting Party and its applicable Subsidiaries of the benefit of the covenants not to sue set forth in this Section 5.06.
(e)Each Party, on behalf of itself and its Affiliates, acknowledges and agrees that any assignment or transfer of, or license under, as applicable, the Seller Retained Intellectual Property and the Buyer Retained Intellectual Property (whether by Contract or operation of applicable Law) shall be subject to the rights and obligations set forth in this Section 5.06.

(f)All rights in and to Intellectual Property of Seller Parent not expressly granted to Buyer under this Agreement are reserved by Seller Parent, and all rights in and to Intellectual Property of Buyer not expressly granted to Seller Parent under this Agreement are reserved by Buyer. Except as expressly set forth in this Agreement, no other license or right in or to Intellectual Property of either Party by implication, estoppel or otherwise is granted by this Agreement, or by the action or inaction of any Party.
SECTION 5.07.Trademark Matters.
(a)Buyer, on behalf of itself and each of its Subsidiaries, acknowledges that it has no rights or interests, and is not acquiring any rights or interests, directly or indirectly, through the Transferred Assets or otherwise, to use the Retained Names, except as expressly provided for in this Section 5.07. Without limiting the foregoing, Buyer shall not use any Trademark, internet domain name, uniform resource locator, trade name, logo, social media identifier, handle or tag, or other identifier of source containing, incorporating, based on, associated with, confusingly similar to or dilutive of, or that is a translation or transliteration of, part or all of any Retained Name in any jurisdiction in the world.
(b)Seller Parent and its Subsidiaries hereby grant Buyer a non-exclusive, irrevocable, non-transferable, non-sublicensable, royalty-free right and license to use the Retained Names:
(i)solely to the extent appearing on any letterheads, policies and procedures and other internal documents and materials in existence and used in the operation of the Business as of the Closing and conveyed to Buyer pursuant to this Agreement (the “Retained Names Materials”), from and after the Closing until the earlier of (A) ninety (90) days after the Closing and (B) the depletion of such Retained Names Materials (the “Retained Names Materials Transition Period”); provided that (I) all such uses of the Retained Names shall be in substantially the same form and manner as used in the Business as of the Closing and (II) no changes shall be made to the Retained Names Materials without the prior written consent of Seller Parent (except as required pursuant to the first sentence of Section 5.07(c)); and
(ii)for a period of one (1) year following the Closing or longer as required under applicable Law (the “Retained Names Inventory Transition Period”):
(A)to use the Retained Names in connection with the sale and distribution of the Inventory in existence and used in the operation of the Business as of the Closing and conveyed to Buyer pursuant to this Agreement (the “Retained Names Inventory”); provided that, with respect to the Product, Buyer shall discontinue such use of the Retained Names, and such license shall terminate, upon the completion of the sale and distribution of such Inventory; provided, further, that (I) Buyer shall conduct all distribution and sales of such Inventory in a manner that is consistent with the past practice of distribution and sales of the Product by or on behalf of the Business prior to the Closing, (II) all such uses of the Retained Names on such Retained Names Inventory shall be in substantially the same form and manner as used in the Business as of the Closing and (III) no changes shall be made to the Retained Names Inventory without the prior written consent of Seller Parent; and

(B)to use the Retained Names to the extent the Retained Names are required to be used under a Product Registration (the “Retained Names Product Registrations”); provided that Buyer shall discontinue such use of the Retained Names, and such license shall terminate, once such use of such Retained Names is no longer required under a Product Registration; provided, further, that (I) Buyer shall coordinate with Seller Parent and take such actions as may be reasonably necessary to obtain or change the applicable Product Registration to ensure that such use of the Retained Names is no longer required, (II) all such uses of the Retained Names on such Retained Names Product Registrations shall be in substantially the same form and manner as used in the Business as of the Closing and (III) no changes shall be made to the Retained Names Product Registrations without the prior written consent of Seller Parent.
(c)No later than the end of the Retained Names Materials Transition Period, Buyer shall, and shall cause its Subsidiaries to, destroy and cease use of any remaining Retained Names Materials or revise any remaining Retained Names Materials to have deleted all references to the Retained Names. Buyer shall use reasonable best efforts to cease and discontinue its use of the Retained Names on the Retained Names Inventory and the Retained Names Product Registrations as soon as practicable after Closing and, in any event, Buyer shall cease and discontinue its use of the Retained Names on the Retained Names Inventory and the Retained Names Product Registrations within the Retained Names Inventory Transition Period.
(d)Except as expressly provided in this Section 5.07, no other license or right to use the Retained Names is granted by Seller Parent or any of its Subsidiaries to Buyer or its Affiliates, whether by implication or otherwise, and nothing hereunder permits Buyer or its Affiliates, to use the Retained Names in any manner, or to register or seek to register, or to permit, cause or assist any third party to register or to seek to register (or communicate with any other Person regarding registration of), any of the Retained Names or any marking including a Retained Name in any jurisdiction. Seller Parent and its Subsidiaries shall have no obligation to maintain or renew any Intellectual Property rights in the Retained Names. Buyer shall indemnify and hold harmless each of Seller Parent and its Subsidiaries from and against any and all claims, losses, liabilities, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) that Seller Parent or any of its Subsidiaries may incur or suffer in connection with or resulting from any use of the Retained Names by Buyer or its Affiliates pursuant to this Section 5.07.
(e)On or after Closing, Seller Parent and its Subsidiaries shall not use any Trademark, internet domain name, uniform resource locator, trade name, logo, social media identifier, handle or tag, or other identifier of source containing, incorporating, based on, associated with, confusingly similar to or dilutive of, or that is a translation or transliteration of any Trademark that is a Transferred Asset in the Territory; provided that the foregoing shall not restrict Seller Parent or any of its Subsidiaries from (i) making fair use, nominative use, descriptive use or other non-trademark manner references to any Trademark that is a Transferred Asset, (ii) making references to any Trademark that is a Transferred Asset as required by applicable Law or in connection with legal, regulatory, Tax or SEC filings or proceedings or (iii) making historical or factual references to any Trademark that is a Transferred Asset (including “formerly known as” references or references in legacy materials).
SECTION 5.08.Certain Post-Closing Obligations.
(a)The Confidentiality Agreement shall terminate effective as of the Closing and, for a period of two (2) years after the Closing, each of Seller Parent and Buyer shall, and shall cause its Subsidiaries to, maintain in confidence any non-public information related to the

Business (in the case of Seller Parent and its Subsidiaries) or the Retained Business (in the case of Buyer and its Subsidiaries), and to use such non-public information only to the extent necessary to perform their respective obligations pursuant to this Agreement and the other Transaction Documents; provided that such confidentiality obligations shall not apply to information that (i) was or becomes generally available to the public other than as a result of a disclosure by Seller Parent or Buyer, as applicable, in breach of this Agreement, (ii) becomes available to Seller Parent or Buyer, as applicable, or its Representatives after the Closing Date on a nonconfidential basis from a source other than the other Party or its Representatives, provided that such source is believed by Seller Parent or Buyer, as applicable, and such Representatives after reasonable inquiry not to be subject to an obligation of confidentiality (whether by agreement or otherwise) to the other Party or its Subsidiaries with respect to such information, or (iii) was independently developed by Seller Parent or Buyer, as applicable, or its Representatives on behalf of Seller Parent or Buyer, as applicable, without reference to, incorporation of or other use of any such non-public information; provided further, that each of Seller Parent and Buyer may, and may permit its Subsidiaries to, disclose such information:
(i)to the extent consented to by Buyer (in the case of disclosure by Seller Parent or any of its Subsidiaries) or Seller Parent (in the case of disclosure by Buyer or any of its Subsidiaries);
(ii)to its Representatives who need to know such information for purposes of the Transactions; provided that (i) such Representatives agree to maintain such information in confidence and (ii) Seller Parent or Buyer, as applicable, shall be liable for any breach of the terms of this Section 5.08(a)(ii) by its Representatives; and
(iii)to the extent required by applicable Law, Order, stock exchange rule or other applicable legal, judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process); provided that Seller Parent, Buyer or its Representative, as applicable, will (i) to the extent legally permitted, provide the other Party with prompt written notice thereof prior to making such disclosure so that such other Party may seek (at such other Party’s sole expense) an appropriate protective order or other assurance that confidential treatment will be accorded to such information, (ii) use reasonable best efforts to consult and cooperate (at the other Party’s sole expense) with such other Party to the extent legally permitted with respect to such other Party seeking such a protective order, assurance or other remedy or taking steps to resist or narrow the scope of such requirement and (iii) to the extent legally permitted, not oppose any action by the other Party to obtain such a protective order, assurance or other remedy. If a protective order, other reliable assurance or other remedy is not obtained and the terms of this Section 5.08(a)(iii) are not waived by the Party entitled to enforce such terms and subject to the disclosing Party’s compliance with the preceding sentence, the disclosing Party or its Representatives, as the case may be, (x) may disclose such information only to the extent legally required, based on the advice of legal counsel of the disclosing Party or such Representative, (y) will exercise reasonable best efforts (at the other Party’s sole expense) to obtain assurance that confidential treatment will be accorded to such information that is being disclosed and (z) will, to the extent legally permitted, give advance notice to the other Party of the information to be disclosed, or the proposed disclosure itself (as applicable), as far in advance as is reasonably practicable.
(b)

(i)The Parties have agreed to effect the assignment and transfer of the Product Registrations, as described in this Section 5.08(b), and will agree prior to Closing to a more detailed Product Registration transfer plan, including, amongst other things, documentation to be provided by whom, and by when, the corresponding agreed timetable and procedure and the name of the entity to which the Product Registrations will be transferred (together with any amendment thereto, the “MA Transfer Plan”). Any amendments to the MA Transfer Plan shall require the prior written approval of each of Seller Parent and Buyer; provided that either Party shall grant such approval with respect to any reasonable deviation requested by the other Party in good faith which is reasonably justified by operational or regulatory reasons.
(ii)Prior to the Closing, Seller Parent shall, and shall cause its Subsidiaries to, use reasonable best efforts to take all actions required to effect, promptly following the Closing, the transfer to Buyer, its Affiliates or any third-party holders as designated by Buyer (such transferee, a “MA Transferee”) all pending and approved Product Registrations used or held for use by or on behalf of Seller Parent and its Subsidiaries in connection with the Business prior to the Closing (the “MA Transfer”); provided that any such MA Transfer shall be contingent upon Closing.
(iii)Buyer or the applicable MA Transferee shall submit all applicable applications to the applicable Governmental Entities to effect the MA Transfer as promptly as reasonably practicable after Closing and, in any event, no later than five (5) Business Days following the Closing Date, except as otherwise agreed to (x) in the MA Transfer Plan, (y) the Transition Services Agreement or (z) as the result of a reasonable deviation requested pursuant to Section 5.08(b)(i) of this Agreement.
(iv)To the extent that any of Seller Parent or any of its Subsidiaries, as applicable, is required to file documents with a Governmental Entity as the holder of a Product Registration to effect the assignment or transfer to Buyer or the MA Transferee of such Product Registration in accordance with applicable Laws, Seller Parent or its Subsidiaries, as applicable, shall file all necessary documents with the applicable Governmental Entity in accordance with the time limitations imposed in respect of filing such documents with the Governmental Entity with respect to such Product Registration. Buyer shall prepare, in a timely manner, all documents necessary to be filed with the appropriate Governmental Entity to effect the assignment or transfer of the same to the relevant MA Transferee, subject to the reasonable review and approval of Seller Parent’s or its Subsidiaries’ Representatives, as applicable, and Seller Parent or its Subsidiaries shall, as the case may be, file such documents in accordance with the time limitations imposed by the applicable Governmental Entity with respect to such Product Registration. With respect to any applications for Product Registrations in process on the Closing Date, Seller Parent or its Subsidiaries, as applicable, shall timely make any required filings or submissions under applicable Law in the applicable country to ensure that such applications remain in process following the Closing Date.
(v)Pursuant to the terms of the Side Letter, Seller Parent shall license to Buyer on a royalty-free basis the right to access and use in the Territory, in its sole discretion, the scientific data and regulatory information Seller Parent develops for the Product outside the Territory, including all Japanese clinical trials data and reports.

SECTION 5.09.Insurance. The coverage under all insurance policies arranged or maintained by Seller Parent or any of its Subsidiaries, including any insurance policies which may be related in any way to the Business, is only for the benefit of Seller Parent and its Subsidiaries, and not for the benefit of Buyer or any of its Subsidiaries. Buyer agrees to arrange for its own insurance policies with respect to the Business, effective as of the Closing, covering all periods and agrees not to seek, through any means, to benefit from any of Seller Parent’s or its Subsidiaries’ insurance policies, including any such policies which may provide coverage for claims relating in any way to the Business.
SECTION 5.10.Wrong Pockets.
(a)Subject to Section 1.06, for a period of up to one (1) year after the Closing Date, if either Buyer or Seller Parent becomes aware that any of the Transferred Assets has not been transferred to Buyer or any of its Affiliates or that any of the Excluded Assets has been transferred to Buyer or any of its Affiliates, it shall promptly notify the other Party and Buyer and Seller Parent shall, as soon as reasonably practicable, ensure that such property is transferred, with any necessary prior third-party consent or approval, to Buyer or one of its Affiliates (in the case of any such Transferred Asset) or Seller Parent or one of its Affiliates (in the case of any such Excluded Asset).
(b)In the event that, on or after the Closing Date, Buyer or any of its Affiliates, on the one hand, or Seller Parent or any of its Affiliates, on the other hand, shall receive any payments or other funds due to the other Party pursuant to the terms of this Agreement or any of the other Transaction Documents, then it shall, or shall cause its applicable Affiliate to, promptly forward such funds to such other Party.
(c)The Parties acknowledge and agree there is no right of offset regarding any transfers or payments pursuant to this Section 5.10 and a Party may not withhold assets or funds required to be transferred or forwarded pursuant to this Section 5.10 in the event there is a dispute regarding any other issue under any of the Transaction Documents.
SECTION 5.11.Replacement of Seller Guaranties. On or prior to the Closing, Buyer shall use reasonable best efforts (and Seller Parent shall reasonably cooperate with Buyer) so as to cause the replacement, effective as of the Closing, of any guaranties, letters of credit and other sureties provided by Seller Parent or any of its Subsidiaries in respect of any Transferred Asset or Assumed Liability (the “Credit Support Items”) on a like-for-like basis; provided that, if any Credit Support Item is not replaced effective as of the Closing, Buyer shall use its reasonable best efforts to replace such Credit Support Item promptly after the Closing and, from and after the Closing, Buyer shall indemnify and hold harmless Seller Parent and its Subsidiaries from and against any and all claims, losses, liabilities, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) Seller Parent or any of its Subsidiaries may incur or suffer relating to such Credit Support Item to the extent arising from or relating to the Transferred Assets or Assumed Liabilities following the Closing or Buyer’s failure to perform the obligations secured by such Credit Support Item.
SECTION 5.12.Transition Services. During the period following the date of the Original Agreement and prior to the Closing Date, the Parties shall cooperate and negotiate in good faith to draft and agree to Schedule A to the Transition Services Agreement, setting forth full descriptions of the Transition Services (including, with respect to each service, a description of such service and the cost and termination date for such service), which schedules shall be consistent with the terms of, and shall be based on the service categories and summaries (including cost estimates, duration and methodologies) set forth on Schedule A to, the form of Transition Services Agreement attached as Exhibit I hereto. Pursuant to the terms of the

Transition Services Agreement, the Transition Services shall be provided by Seller Parent to Buyer at no cost for a six month period following the Closing Date.
SECTION 5.13.Further Assurances. In connection with and following the Closing, each Party shall, at the request of the other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement, the other Transaction Documents and the Transactions. Without limiting the generality of the foregoing, to the extent required under applicable Law or as otherwise reasonably necessary to effect the Transactions, the Parties shall use reasonable best efforts to execute and deliver, or cause their respective Affiliates to execute and deliver, such transfer agreements, bills of sale, deeds, assignments, assumptions and other documents and instruments of sale, conveyance, assignment, novation, transfer, assumption and delivery (the “Business Transfer Documents”) as are necessary to effect any transfer of the Transferred Assets or any assumption of the Assumed Liabilities at the Closing (by means of the Acquisition), or such other time for transfer or assumption as contemplated by Section 1.06 or by the Transition Services Agreement (in accordance with the terms of Section 1.06 or the Transition Services Agreement, as applicable), in each case, upon the terms and subject to the conditions set forth in this Agreement. The Business Transfer Documents shall be in form and substance reasonably agreed to by the Parties and as is usual and customary in the applicable jurisdiction; provided that the Parties agree and acknowledge that the Business Transfer Documents are intended solely to formalize the terms and conditions of this Agreement in order to comply with any applicable Law and shall be, in all respects, consistent with the terms and conditions set forth in this Agreement. In the event of any inconsistency between this Agreement and a Business Transfer Document, this Agreement shall control. For the avoidance of doubt, this Section 5.13 shall not obligate either Party to provide the other Party legal advice or legal services.
SECTION 5.14.Commingled Contracts. With respect to each Commingled Contract, each of Buyer and Seller Parent shall use, and cause its Affiliates to use, commercially reasonable efforts to either (a) cause each counterparty to each Commingled Contract as promptly as practicable prior to the Closing to enter into stand-alone arrangements between Buyer or its relevant Affiliate, on the one hand, and the counterparty to such Commingled Contract, on the other hand, solely in respect of the operation of the Business or the Product, as applicable, under such Commingled Contract or (b) partially assign the rights and obligations under such Commingled Contract related to the Business or the Product, as applicable, to Buyer or its relevant Affiliate, in each case, on terms substantially similar in all respects to those in existence on the date of the Original Agreement in respect of those respective rights and obligations (such act, the “Commingled Contract Separation”). Buyer, its Affiliates or its Representatives shall bear any costs or expenses which are necessary in order to effect the Commingled Contract Separation, and Buyer shall reasonably cooperate with Seller Parent in respect of the foregoing under this Section 5.14. For the avoidance of doubt, nothing in this Section 5.14 or this Agreement shall require Seller Parent, its Subsidiaries or any of their respective Affiliates to (i) pay any sums of money, grant any concessions or provide any guarantee or other consideration in connection with effecting any Commingled Contract Separation, (ii) incur any liability in connection with effecting any Commingled Contract Separation, (iii) waive or amend any terms of any Commingled Contract or of this Agreement or any other Contract to which Seller Parent, such Subsidiary or such Affiliate is a party or (iv) agree to any undertaking, or otherwise agree to any action, that would adversely affect Seller Parent, such Subsidiary or such Affiliate; provided that the foregoing shall not limit Seller Parent’s and its Subsidiaries’ responsibility for any Retained Liabilities in accordance with the terms of this Agreement.

SECTION 5.15.Milestone Payments.
(a)Subject to the terms of this Agreement, following the Closing, Buyer and its Affiliates shall (i) not take any actions with the intent of avoiding, reducing or delaying the Milestone Payments and (ii) use Commercially Reasonable Efforts to achieve the Milestones.
(b)Following the Closing and until the earlier of (i) the date that all Milestone Payments, if any, have been made and (ii) eighteen (18) months following the Milestone Period, Buyer shall cause any successor in a Change of Control to assume the Buyer’s obligations with respect to the achievement of the Milestones and the Milestone Payments under this Agreement, and following such assumption by a creditworthy successor, Buyer shall be released from further liability. “Change of Control” means any transaction or series of related transactions involving any direct or indirect purchase or acquisition (whether by way of merger, share purchase, exchange or otherwise) by a non-affiliate of (x) a majority of the securities of Buyer, (y) all or substantially all of the assets (including equity interests) of Buyer and its Subsidiaries, taken as a whole, or (z) rights to the Product in the United States.
SECTION 5.16.Non-Compete. For the period commencing with the Closing and terminating three (3) years thereafter, Seller Parent, including its Affiliates, shall not develop or Commercialize a branded version of a nasal spray pharmaceutical product indicated for the treatment of the signs and symptoms of dry eye disease (“Competing Product”) in the Territory, or otherwise directly or indirectly engage in, assist, finance or participate in any of the foregoing activities. In addition, Seller Parent, including its Affiliates, shall not Commercialize a Competing Product that is a varenicline nasal spray (0.03 mg base/spray) that references NDA 213978 in the Territory until all Orange Book patents for NDA 213978 have expired or been removed from the Orange Book. For clarity, nothing contained in this Section 5.16 or elsewhere in this Agreement will be construed as prohibiting Seller Parent or any of its Affiliates from: (a) being acquired by or acquiring (whether by merger, asset or stock acquisition or otherwise) another company, business or line of product (including by license thereof or through investment therein), which makes, has made, sells, has sold, markets, has marketed, distributes or has distributed a Competing Product and continues to operate such company, business or line of product following such acquisition; (b) owning, directly or indirectly, solely as a passive investment, securities of any publicly traded Person that engages in activities otherwise prohibited by this Section 5.16; or (c) subject to the second sentence of this Section 5.16, developing or Commercializing an unbranded generic version of a nasal spray pharmaceutical product indicated for the treatment of the signs and symptoms of dry eye disease.
SECTION 5.17.SRA Reconciliation.
(a)Reconciliation Statements. Within forty-five (45) days after the end of each calendar quarter during the period from the Closing Date through the ninth (9th) month following the Closing (the “SRA Tail Period”), Buyer shall deliver to Seller Parent a statement (an “SRA Reconciliation Statement”) setting forth, in reasonable detail, the aggregate rebates, chargebacks, discounts, allowances, coupon and co-pay redemptions, Medicare coverage gap discounts, managed care rebates, government rebates, distribution service fees, price adjustments, refunds, clawbacks and Product returns actually settled and paid (whether through Buyer’s labeler code or otherwise) by or on behalf of Buyer and its Affiliates during such quarter, in each case, to the extent attributable to any Product sold by or on behalf of Seller Parent and its Subsidiaries prior to the Closing (cumulatively, “Settled Pre-Closing SRA”), together with reasonable supporting documentation. Seller Parent and its Representatives shall have the right to review each SRA Reconciliation Statement and, upon reasonable request, to be provided reasonable access to the relevant books and records of Buyer for purposes of such review.

(b)Settlement. Within ninety (90) days after the Closing Date, Seller Parent shall prepare and deliver to Buyer a statement (an “SRA Statement”) setting forth Seller Parent’s good faith calculation of the aggregate amount of all accruals and reserves for rebates, chargebacks, discounts, allowances, coupon and co-pay redemptions, Medicare coverage gap discounts, managed care rebates, government rebates, distribution service fees, price adjustments, refunds, clawbacks and Product returns, in each case, to the extent attributable to Product sold by or on behalf of Seller Parent and its Subsidiaries prior to the Closing, calculated in accordance with the Accounting Principles, applied on a basis consistent with Seller Parent’s historical accrual and reserve methodology for the Product and with the accrued and reserved amounts in respect of the Product reflected on Seller Parent’s books and records as of immediately prior to the Closing (the “Pre-Closing SRA Amount”), together with such schedules and data with respect to the determination thereof as is reasonably necessary to support the calculations set forth in the SRA Statement. To the extent cumulative Settled Pre-Closing SRA exceeds the Pre-Closing SRA Amount (as finally determined pursuant to Section 5.17(c)), Seller Parent shall pay to Buyer the amount of such excess within thirty (30) days after delivery of the applicable SRA Reconciliation Statement or, if later, ten (10) Business Days after the Pre-Closing SRA Amount becomes final and binding pursuant to Section 5.17(c) (or, as to any disputed portion, within ten (10) Business Days after resolution under Section 5.17(d)). To the extent the aggregate amounts paid by Seller Parent to Buyer pursuant to the second sentence of this Section 5.17(b) exceed the amount by which cumulative Settled Pre-Closing SRA exceeds the Pre-Closing SRA Amount as of the end of the SRA Tail Period, Buyer shall pay to Seller Parent the amount of such excess within thirty (30) days after delivery of the final SRA Reconciliation Statement (or, as to any disputed portion, within ten (10) Business Days after resolution under Section 5.17(d)).
(c)Pre-Closing SRA Amount Disputes.
(i)For the purposes of the SRA Statement, Buyer shall provide Seller Parent with reasonable access to the relevant Business Records (or copies thereof) in the possession or under the control of Buyer or any of its Subsidiaries to the extent related to Seller Parent’s preparation of the SRA Statement; provided, however, that Seller Parent shall reimburse Buyer for any reasonable out-of-pocket costs or expenses incurred by Buyer or such Subsidiary in providing Seller Parent with such access. The Parties agree that the purpose of preparing the SRA Statement is to measure the Pre-Closing SRA Amount in accordance with the terms of this Agreement, and such process is not intended to permit the introduction of accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining any such amount different than those set forth in this Agreement. Following the delivery of the SRA Statement, Seller Parent shall provide Buyer with reasonable access to the relevant personnel and properties of Seller Parent and its Subsidiaries to the extent related to the Pre-Closing SRA Amount and relevant to Buyer’s review of the SRA Statement. The SRA Statement shall become final and binding upon the Parties on the thirtieth (30th) day following delivery thereof by Seller Parent, unless Buyer gives written notice of its disagreement with the SRA Statement (a “Notice of Disagreement”) to Seller Parent prior to such date. Any Notice of Disagreement shall specify in reasonable detail the specific item(s) and amount(s) of any disagreement so asserted. If a timely Notice of Disagreement is received by Seller Parent, then the SRA Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (i) the date on which Buyer and Seller Parent resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (ii) the date on which all such disputed matters are finally resolved in writing by the Independent Adjustment Expert pursuant to the procedures set forth in this Section 5.17(c). During the thirty (30) day period following the delivery of a Notice of Disagreement, Buyer and Seller Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the items and amounts specified in the Notice of Disagreement. At the end of such thirty (30) day period, Buyer and Seller Parent shall submit to an Independent Adjustment Expert for review of the specific items and amounts that remain in dispute and were included in the Notice of Disagreement. If Buyer and Seller Parent are unable to so agree on the Independent Adjustment Expert within ten (10) days after the end of such thirty (30) day period, then Buyer and Seller Parent shall each select a firm and such firms shall jointly select a third internationally recognized independent public accounting firm (which shall not be the regular accounting firm for Buyer, Seller Parent or any of their respective Affiliates), which third firm shall be the Independent Adjustment Expert. The Parties shall instruct the Independent Adjustment Expert to render its decision as to the disputed items and amounts and the effect of its decision on the SRA Statement as promptly as practicable but in no event later than sixty (60) days after the date of such submission. Each Party shall furnish to the Independent Adjustment Expert such working papers and other relevant documents and information relating to the disputed items and amounts, and shall provide interviews and answer questions, as the Independent Adjustment Expert may reasonably request in connection with its determination of such disputed items and amounts. In the event any Party shall participate in teleconferences or meetings with, or make presentations to, the Independent Adjustment Expert, the other Party shall be entitled to participate in such teleconferences, meetings or presentations. The terms of appointment and engagement of the Independent Adjustment Expert shall be as agreed upon between Buyer and Seller Parent in writing.
(ii)In resolving any such disputed item and amount, the Independent Adjustment Expert shall (w) act in the capacity of an expert and not as an arbitrator, (x) limit its review solely to whether the disputed item and amount specifically set forth in the Notice of Disagreement (other than disputed items and amounts thereafter resolved by mutual written agreement of Buyer and Seller Parent in accordance with Section 5.17(c)(i)) was calculated in accordance with the terms of this Agreement, (y) not assign a value to any disputed item greater than the greatest value for such item, or less than the smallest value for such item, claimed in the SRA Statement or in the Notice of Disagreement and (z) make its determination based solely on written materials and oral communications provided to the Independent Adjustment Expert in accordance with Section 5.17(c)(i)) (i.e., not on independent review). The Independent Adjustment Expert is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the SRA Statement or the Notice of Disagreement that was not submitted for resolution to the Independent Adjustment Expert, (B) any determination as to the accuracy of the representations and warranties set forth in this Agreement or (C) any determination as to compliance by any Party with any of its respective covenants in this Agreement. Subject to Section 5.17(c)(v), any dispute not within the scope of disputes to be resolved by the Independent Adjustment Expert pursuant to this Section 5.17(c) shall be resolved as otherwise provided in this Agreement. Any determination by the Independent Adjustment Expert, and any work or analyses performed by the Independent Adjustment Expert, may not be offered as evidence of a breach of any representation or warranty in this Agreement or a breach of any covenant in this Agreement (other than a breach of this Section 5.17(c)) in any Action.

(iii)The final determination by the Independent Adjustment Expert of the items and amounts submitted to it in accordance with Section 5.17(c)(i) shall (w) be in writing, (x) include the Independent Adjustment Expert’s calculation of the Pre-Closing SRA Amount, (y) include the Independent Adjustment Expert’s determination of each disputed item and amount submitted to it in accordance with Section 5.17(c)(i) and (z) include a brief summary of the Independent Adjustment Expert’s reasons for its determination of each issue.
(iv)The resolution of disputed items and amounts by the Independent Adjustment Expert shall be final and binding (other than in the case of fraud or manifest error) and an order may be entered in respect thereof by a tribunal having jurisdiction over the Party against which such determination is to be enforced. The fees and expenses of the Independent Adjustment Expert incurred pursuant to this Section 5.17(c) shall be allocated between Seller Parent, on the one hand, and Buyer, on the other hand, in inverse proportion as they may prevail on the final amount of the adjustment of the items and amounts submitted to the Independent Adjustment Expert. For example, in the event that Buyer asserts that the calculation of the Pre-Closing SRA Amount should have been 10% lower than the amount set forth in the SRA Statement and the Independent Adjustment Expert agrees, then 90% of the fees and expenses of the Independent Adjustment Expert shall be paid by Seller Parent and 10% of the fees and expenses of the Independent Adjustment Expert shall be paid by Buyer. The Independent Adjustment Expert shall determine all disputed item(s) and amount(s), including the apportionment of its fees and expenses as between Seller Parent, on the one hand, and Buyer, on the other hand, in accordance with the provisions of this Section 5.17(c).
(v)Notwithstanding anything to the contrary herein, and other than in the case of fraud, the procedures set forth in this Section 5.17(c) shall be the sole and exclusive remedy of the Parties for any disputes related to the items required to be included or reflected in the calculation of the Pre-Closing SRA Amount.
(d)SRA Reconciliation Statement Disputes. If Seller Parent disputes any SRA Reconciliation Statement, Seller Parent shall so notify Buyer within twenty (20) Business Days after receipt of such SRA Reconciliation Statement, specifying the disputed items in reasonable detail. The Parties shall negotiate in good faith to resolve any dispute, and any dispute not resolved within thirty (30) days shall be referred to the Independent Adjustment Expert for resolution in accordance with the procedures of Section 5.17(c), mutatis mutandis, whose determination shall be final and binding.
(e)Tax Treatment of Payments. For the avoidance of doubt, for all applicable Tax purposes, any payment pursuant to this Section 5.17 shall be treated as an adjustment to the Closing Cash Consideration.
ARTICLE VI

Conditions to Closing
SECTION 6.01.Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by such Party) on or prior to the Closing Date of the following condition:
(a)No Restraints. No Law or Order issued by any Governmental Entity of competent jurisdiction enjoining, restraining or otherwise prohibiting the consummation of the Closing shall be in effect (collectively, “Restraints”).
SECTION 6.02.Conditions to Obligations of Buyer. The obligation of Buyer to consummate the Closing is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Buyer) on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties of Seller Parent. (i) The representations and warranties of Seller Parent contained in Article II (other than in Section 2.01 (Organization and Good Standing), Section 2.02 (Authority; Execution and Delivery; Enforceability), Section 2.03 (Title to Tangible Properties; Transferred Assets), Section 2.08(a) (Absence of Certain Changes) and Section 2.14 (Brokers)), without regard to any materiality or “Business Material Adverse Effect” qualifiers contained within such representations and warranties, shall be true and correct as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date) as though made on the Closing Date, except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Business Material Adverse Effect, (ii) the representations and warranties of Seller Parent set forth in Section 2.01 (Organization and Good Standing), Section 2.02 (Authority; Execution and Delivery; Enforceability), Section 2.03 (Title to Tangible Properties; Transferred Assets) and Section 2.14 (Brokers), without regard to any materiality or “Business Material Adverse Effect” qualifiers contained within such representations and warranties, shall be true and correct in all material respects as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date) as though made on the Closing Date, and (iii) the representations and warranties of Seller Parent set forth in Section 2.08(a) (Absence of Certain Changes) shall be true and correct in all respects as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date) as though made on the Closing Date. Buyer shall have received a certificate signed on behalf of Seller Parent by a duly authorized officer of Seller Parent to the effect that this condition has been satisfied.
(b)Performance of Obligations of Seller Parent. Seller Parent shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing. Buyer shall have received a certificate signed on behalf of Seller Parent by a duly authorized officer of Seller Parent to the effect that this condition has been satisfied.
(c)Closing Deliverables. Seller Parent shall have delivered, or caused to be delivered, to Buyer the Closing deliverables set forth in Section 1.04(b).
SECTION 6.03.Conditions to Obligations of Seller Parent. The obligation of Seller Parent to consummate the Closing is further subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by Seller Parent) on or prior to the Closing Date of the following conditions:
(a)Representations and Warranties of Buyer. (i) The representations and warranties of Buyer contained in Article III (other than in Section 3.01 (Organization and Good Standing), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.05 (Brokers) and Section 3.06 (Sufficiency of Funds)), without regard to any materiality or “Buyer Material Adverse Effect” qualifiers contained within such representations and warranties, shall be true and correct as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date) as though made on the Closing Date, except for such failures to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect and (ii) the representations and warranties of Buyer set forth in Section 3.01 (Organization and Good Standing), Section 3.02 (Authority; Execution and Delivery; Enforceability), Section 3.05 (Brokers) and Section 3.06 (Sufficiency of Funds), without regard to any materiality or “Buyer Material Adverse Effect” qualifiers contained within such representations and warranties, shall be true and correct in all material respects as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, as of such earlier date) as though made on the Closing Date. Seller Parent shall have received a certificate signed on behalf of Buyer by a duly authorized officer of Buyer to the effect that this condition has been satisfied.
(b)Performance of Obligations of Buyer. Buyer shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing. Seller Parent shall have received a certificate signed on behalf of Buyer by a duly authorized officer of Buyer to the effect that this condition has been satisfied.
(c)Closing Deliverables. Buyer shall have delivered, or caused to be delivered, to Seller Parent the Closing deliverables set forth in Section 1.04(a).
SECTION 6.04.Frustration of Closing Conditions. Neither Buyer, on the one hand, nor Seller Parent, on the other hand, may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by, or resulted from, such Person’s failure to act in good faith or such Person’s breach of any of its representations, warranties, covenants or agreements hereunder.
SECTION 6.05.SEC Reporting Cooperation; Financial Statements.
(a)Definitions. For purposes of this Section 6.05:
“Buyer SEC Filings” means any registration statement, report, proxy statement, offering document, or other filing or submission filed or furnished, or reasonably expected to be filed or furnished, by Buyer or any of its Affiliates with or to the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.
“Required Financial Information” means (i) audited and unaudited financial statements relating to the Business (including, as applicable, audited and unaudited abbreviated financial statements or audited and unaudited “carve-out” financial statements), as required under Rule 3-05 of Regulation S-X and (ii) all historical financial information reasonably necessary for Buyer to prepare pro forma financial information in accordance with Article 11 of Regulation S-X.
(b)Cooperation with SEC Relief Requests. Beginning on and after the date of the Original Agreement, Buyer shall use reasonable best efforts to obtain relief from, or modification of, the financial statement requirements under Rule 3-05(e) of Regulation S-X by submitting a request under Rule 3-13 of Regulation S-X (such request, a “Rule 3-13 Waiver Request”) to the SEC, and Seller Parent shall reasonably cooperate with Buyer in connection with any Rule 3-13 Waiver Request, including by furnishing information regarding the Product, the Business, the Transferred Assets and the Assumed Liabilities reasonably requested by Buyer for such purpose.
(c)Required Financial Information. If the SEC does not grant, or otherwise denies, Buyer’s Rule 3-13 Waiver Request, Seller Parent shall, and shall cause its Affiliates and its and their respective Representatives to, use reasonable best efforts to prepare and deliver, or cause to be prepared and delivered, to Buyer the Required Financial Information as promptly as reasonably practicable following Buyer’s request and, in any event, no later than sixty (60) days following the Closing Date so as to permit Buyer to timely file such information by amendment to its Current Report on Form 8-K within the period required by Item 9.01 of Form 8-K.
(d)Cooperation. Without limiting the foregoing, Seller Parent shall, and shall cause its Affiliates to, use reasonable best efforts from and after the Closing to cooperate to furnish to Buyer and its Subsidiaries and their respective Representatives, upon reasonable request, financial information and related supporting documentation from Seller Parent’s and its Subsidiaries’ historical books and records related to the Business and the allocated costs or expenses (or historical assets and liabilities related to the Business and not included in the Transferred Assets or the Assumed Liabilities) of Seller Parent and its Subsidiaries that may be reasonably necessary (i) for Buyer to prepare any required financial statement of the Business, and related customary pro-forma financial statements reflecting the Transactions, in accordance with the requirements of Regulation S-X or (ii) for inclusion in any Buyer SEC Filing; provided that Seller Parent and its Subsidiaries shall not be required to produce any information or documents pursuant to this Section 6.05 that (x) are not in the possession of Seller Parent or any of its Subsidiaries at the time of Buyer’s request or (y) have previously been provided to, or are otherwise in the possession of, Buyer or its Subsidiaries at the time of Buyer’s request.
(e)Auditor Consents and Comfort Letters. Seller Parent shall use reasonable best efforts to cause its independent accountants to (i) consent to the inclusion or incorporation by reference of their audit report(s) with respect to any Required Financial Information in any Buyer SEC Filing and to provide any customary consents required in connection therewith and (ii) provide customary “comfort letters” (including “negative assurance” comfort) to any underwriters or initial purchasers in connection with any securities offering by Buyer or its Affiliates.
(f)Survival. This Section shall survive the Closing for a period of two (2) years; provided that Seller Parent’s obligations shall continue beyond such period with respect to any Buyer SEC Filing for which Required Financial Information is or becomes required and as to which Buyer has notified Seller Parent prior to the expiration of such period.
(g)Costs. Buyer shall reimburse Seller Parent for its reasonable and documented out-of-pocket costs paid to third parties (including the fees of Seller Parent’s independent accountants) incurred in complying with this Section 6.05; provided that all costs of Buyer’s own independent auditors shall be borne by Buyer.
(h)Standard. Seller Parent shall use reasonable best efforts to ensure that any Required Financial Information is prepared in accordance with the Accounting Principles and the applicable requirements of Regulation S-X, in each case applied on a consistent basis throughout the periods presented.

ARTICLE VII

Termination, Amendment and Waiver
SECTION 7.01.Termination. This Agreement may be terminated at any time prior to the Closing:
(a)by mutual written consent of Seller Parent and Buyer;
(b)by either Seller Parent or Buyer, by written notice to the other, if:
(i)the Closing has not occurred on or before 11:59 p.m., New York City time, on December 31, 2026 (the “Outside Date”); provided that a Party shall not have the right to terminate this Agreement pursuant to this Section 7.01(b)(i) if such Party has breached any of its representations, warranties, covenants or agreements hereunder and such breach has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; or
(ii)any Governmental Entity of competent jurisdiction has issued any Order permanently enjoining, restraining or otherwise prohibiting the consummation of the Closing and such Order shall be in effect and have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 7.01(b)(ii) shall have used reasonable best efforts to prevent the entry of and to remove such Order in accordance with such Party’s obligations under this Agreement;
(c)by Buyer, by written notice to Seller Parent, if Seller Parent shall have breached any of its representations, warranties, covenants or agreements hereunder, which breach (i) would give rise to the failure of a condition contained in Section 6.02(a) or 6.02(b) and (ii) is incapable of being cured prior to the Outside Date or, if capable of being cured by the Outside Date, Seller Parent or such Affiliate, as applicable, shall not have commenced reasonable best efforts to cure such breach within thirty (30) days following receipt by Seller Parent or such Affiliate, as applicable, of written notice of such breach from Buyer stating Buyer’s intention to terminate this Agreement pursuant to this Section 7.01(c) and the basis for such termination and thereafter be continuing such reasonable best efforts; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.01(c) if Buyer is then in material breach of any of its representations, warranties, covenants or agreements hereunder;
(d)by Seller Parent, by written notice to Buyer, if Buyer shall have breached any of its representations, warranties, covenants or agreements hereunder, which breach (i) would give rise to the failure of a condition contained in Section 6.03(a) or 6.03(b) and (ii) is incapable of being cured prior to the Outside Date or, if capable of being cured by the Outside Date, Buyer or such Affiliate, as applicable, shall not have commenced reasonable best efforts to cure such breach within thirty (30) days following receipt by Buyer of written notice of such breach from Seller Parent stating Seller Parent’s intention to terminate this Agreement pursuant to this Section 7.01(d) and the basis for such termination and thereafter be continuing such reasonable best efforts; provided that Seller Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(d) if Seller Parent is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
(e)by Seller Parent, if (i) the conditions set forth in Sections 6.01 and 6.02 have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), (ii) Seller Parent has irrevocably confirmed by notice to Buyer that all conditions set forth in Section 6.03 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) or that it is willing to waive any unsatisfied conditions in Section 6.03 and (iii) the Closing shall not have been consummated on the third (3) Business Day following the delivery of such notice; provided that, notwithstanding anything in Section 7.01(b)(i) to the contrary, no Party shall be permitted to terminate this Agreement pursuant to Section 7.01(b)(i) during the three-Business Day period following the delivery of the notice referred to in clause (ii) above.
SECTION 7.02.Effect of Termination. In the event of the termination of this Agreement by either Seller Parent or Buyer as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of any Party, except that no such termination shall relieve any party from liabilities for damages to another party resulting from (a) willful misconduct or intentional breach of any covenant or agreement set forth in this Agreement or (b) Fraud. Notwithstanding the foregoing, each of the following shall survive any termination of this Agreement: Section 2.14 (Brokers), Section 3.05 (Brokers), Section 4.02(b) (Confidentiality), this Section 7.02 (Effect of Termination), Article IX (General Provisions) and the Confidentiality Agreement. Nothing in this Section 7.02 shall be deemed to impair the right of any Party to obtain an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.
ARTICLE VIII

Indemnification
SECTION 8.01.Survival. The Parties, intending to modify any applicable statute of limitations, agree that the agreements and covenants to be performed prior to Closing by each Party and the representations and warranties made by each Party in this Agreement and in any certificates delivered pursuant hereto each shall survive the Closing until the date that is twelve (12) months after the Closing Date, except for the representations and warranties under Sections 2.01, 2.02, 2.03, 2.10(b) and 2.14 (the “Seller Parent Fundamental Representations”) and Sections 3.01, 3.02 and 3.06 (the “Buyer Fundamental Representations”), which shall survive the Closing until the expiration of the applicable statute of limitations, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any Party or any of its Affiliates in respect thereof, including any breach thereof. All covenants and agreements contained in this Agreement that by their terms contemplate performance following the Closing or otherwise expressly by their terms survive the Closing will survive the Closing until performed in full in accordance with their respective terms or, as applicable, for such periods as may be set forth in such covenants and agreements.
SECTION 8.02.Indemnification by Seller Parent. Seller Parent shall indemnify and hold harmless Buyer and its Representatives (collectively, the “Buyer Indemnitees”) from and against any and all Damages which any Buyer Indemnitee may incur or suffer to the extent such Damages arise out of or result from (a) any of the Retained Liabilities, (b) the inaccuracy or breach of any representation or warranty made by Seller Parent contained in this Agreement or in any Transaction Agreement or in any certificate or other instrument delivered by Seller Parent or any of its Affiliates pursuant to this Agreement or any Transaction Document or (c) the breach of or failure to perform any covenant or agreement by Seller Parent or any of its Affiliates contained in this Agreement or in any Transaction Document. Buyer shall take, and shall cause the other Buyer Indemnitees to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, however, that the reasonable and documented out-of-pocket costs and expenses of such mitigation shall constitute Damages for purposes of this Agreement.

SECTION 8.03.Indemnification by Buyer. In addition to the indemnification set forth in Sections 5.02(f), 5.02(g), 5.07(d) and 5.11, Buyer shall indemnify and hold harmless Seller Parent, the Asset Selling Entities and their respective Representatives (collectively, the “Seller Indemnitees”) from and against any and all Damages which any Seller Indemnitee may incur or suffer to the extent such Damages arise out of or result from (a) any of the Assumed Liabilities, (b) the inaccuracy or breach of any representation or warranty made by Buyer contained in this Agreement or in any Transaction Agreement or in any certificate or other instrument delivered by Buyer or any of its Affiliates pursuant to this Agreement or any Transaction Document or (c) the breach of or failure to perform any covenant or agreement by Buyer or any of its Affiliates contained in this Agreement or in any Transaction Document. Seller Parent shall take, and shall cause the other Seller Indemnitees to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto; provided, however, that the reasonable and documented out-of-pocket costs and expenses of such mitigation shall constitute Damages for purposes of this Agreement.
SECTION 8.04.Claims; Limitations on Liability.
(a)Any Buyer Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article VIII (the “Indemnified Party”) shall give prompt written notice to Seller Parent or Buyer, respectively (the “Indemnifying Party”), of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification under this Article VIII (a “Claim”) may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, including the estimated amount of Damages and the provisions of this Agreement pursuant to which such Claim constitutes an Assumed Liability or Retained Liability, as applicable. Failure to give prompt notice of a Claim hereunder shall not affect the Indemnifying Party’s obligations hereunder, except to the extent the Indemnifying Party is prejudiced by such failure.
(b)Notwithstanding anything to the contrary contained in this Agreement, the limitations set forth in this Section 8.04(b) shall not apply to: (i) any Retained Liability or (ii) Fraud or intentional misconduct. Except as provided in the immediately preceding sentence, the following limitations shall apply:
(i) (A) the maximum aggregate amount payable by Seller Parent in respect of Damages that may be recovered from Seller Parent by the Buyer Indemnitees pursuant to Section 8.02(b) shall be $3,000,000 (three million dollars) (the “Seller General Cap”); provided that the Seller General Cap shall not be applicable in respect of any breach of a Seller Parent Fundamental Representation and (B) the maximum aggregate amount payable by Seller Parent in respect of Damages that may be recovered from Seller Parent by the Buyer Indemnitees pursuant to Section 8.02(b) and Section 8.02(c) (for the avoidance of doubt, including in respect of any breach of the Seller Parent Fundamental Representations) shall not exceed the Closing Cash Consideration (the “Seller Aggregate Cap”);
(ii)Seller Parent shall not be liable to any Buyer Indemnitee pursuant to Section 8.02 for any Claim (A) unless and until the aggregate amount of indemnifiable Damages that may be recovered from Seller Parent by the Buyer Indemnitees exceeds $500,000 (five hundred thousand dollars) (the “Seller Basket Amount”), in which case Seller Parent shall be liable for any indemnifiable Damages exceeding the Seller Basket Amount in addition to the Seller Basket Amount, or (B) for any individual item or series of related items where the aggregate amount of indemnifiable Damages that may be recovered from Seller

Parent by the Buyer Indemnitees is less than $50,000 (fifty thousand dollars) (the “Seller De Minimis Amount”); and
(iii)no Party shall have any liability under this Article VIII for any indirect, special, incidental, punitive or consequential losses or Damages (including lost profits or any Damages based on a multiple of revenue or earnings) relating to the breach or alleged breach of this Agreement (except to the extent actually awarded to a Governmental Entity or other third party in connection with a Third Party Claim).
SECTION 8.05.Direct Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article VIII that does not involve or result from a Third Party Claim against such Indemnified Party (a “Direct Claim”), the Indemnified Party shall deliver notice thereof pursuant to Section 8.04(a). In connection with the delivery of such notice, the Indemnified Party shall use reasonable best efforts to provide to the Indemnifying Party such other necessary information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article VIII, except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnifying Party shall use reasonable best efforts to respond to such notice in writing within thirty (30) days of receipt of such notice. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any Direct Claim and in otherwise resolving such Direct Claim. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case either Party shall be free to pursue an Action in accordance with Article IX. If the Indemnifying Party delivers written notice rejecting any Direct Claim within such thirty (30)-day period, the Indemnified Party and the Indemnifying Party shall attempt to resolve in good faith such Direct Claim within forty-five (45) days of the Indemnified Party receiving such rejection notice and, if such Direct Claim is not resolved within such forty-five (45)-day period, then either Party shall be free to pursue an Action in accordance with Article IX.
SECTION 8.06.Defense of Third Party Claims.
(a)The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim based on any Action by any third party (a “Third Party Claim”) with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate in such defense; provided that the Indemnifying Party will not, in the defense of any such Third Party Claim, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld, delayed or conditioned), consent to the entry of any Order or enter into any settlement which (i) provides for any relief other than the payment of monetary damages, (ii) does not include as an unconditional term thereof the giving by the third-party claimant to the Indemnified Party of a release from all liability in respect thereof or (iii) includes any admission of wrongdoing or misconduct by the Indemnified Party. If the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnifying Party shall be liable to the Indemnified Party only for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Third Party Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at the Indemnifying Party’s cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. The

Indemnified Party will not settle any Third Party Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld, delayed or conditioned.
(b)Notwithstanding anything to the contrary in this Section 8.06, (i) the Indemnifying Party shall not be permitted to assume the defense of any Third Party Claim if (A) such Third Party Claim relates to or arises in connection with any criminal Action against the Indemnified Party or (B) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party and (ii) with respect to any Third Party Claim, the Indemnified Party shall have the right to employ one separate co-counsel and to participate in the defense in such Third Party Claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate co-counsel, if, based on advice from counsel, there exists any actual or potential conflict of interest between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third Party Claim.
(c)This Section 8.06 shall not apply to claims for Taxes, which shall be governed by Section 5.05.
SECTION 8.07.Exclusivity, No Duplicate Recovery. This Article VIII and Sections 5.02(f), 5.02(g), 5.07 and 5.11 provide the exclusive means by which a Party may assert and remedy claims of any nature whatsoever relating to the Transactions (other than disputes under Section 5.17, which shall be governed by the terms of Section 5.17); provided, however, that the foregoing in this Section 8.07 shall not preclude any Party from seeking (a) any relief other than monetary damages (including injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement) when such relief is otherwise available under this Agreement, (b) any relief with respect to any covenant or agreement that, by its express terms, provides for performance following the Closing, (c) any remedy in the case of Fraud or (d) any remedy in accordance with any Transaction Document (other than this Agreement) or the Confidentiality Agreement. Notwithstanding anything to the contrary herein, in no event shall any Indemnified Party be entitled to indemnification under this Article VIII with respect to any matter to the extent that such matter was reflected in the calculation of the Settled Pre-Closing SRA pursuant to Section 5.17.
SECTION 8.08.Calculation of Damages. The amount of any Damages for which indemnification is provided under this Article VIII shall be net of (a) any amounts actually received by the Indemnified Party or its Affiliates from third parties with respect to such Damages (less any related costs and expenses, including the aggregate out-of-pocket cost of pursuing any related insurance claims and any related increases in insurance premiums) and (b) any present or future net Tax benefits arising as a result of such Damages (calculated on a “with and without basis”). Except as otherwise provided in this Article VIII, in any case where the Indemnified Party subsequently recovers from third parties any amount in respect of a matter with respect to which the Indemnifying Party has indemnified the Indemnified Party pursuant to this Article VIII, the Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of any applicable insurance premium increases and any costs or expenses incurred by the Indemnified Party in procuring such recovery), but not in excess of any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter.
SECTION 8.09.Tax Treatment of Indemnity Payments. For all applicable Tax purposes, any indemnity payment under this Agreement shall be treated as an adjustment to the Closing Cash Consideration.
SECTION 8.10.No Setoff Rights. Neither Party shall have any right of setoff of any amounts due and payable, or any liabilities arising, under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any liabilities arising, under any Transaction Document. The payment obligations under each of this Agreement and the Transaction Documents remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Transaction Documents.
ARTICLE IX

General Provisions
SECTION 9.01.Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other Party in accordance with this Section 9.01):
(a)if to Buyer, to:
Harrow Inc.
1A Burton Hills Blvd.
Suite 200
Nashville, TN 37215
Attention: President & Chief Financial Officer
Email: [***]
with a copy, which shall not constitute notice, to:
Harrow Inc.
1A Burton Hills Blvd.
Suite 200
Nashville, TN 37215
Attention: General Counsel
Email: [***]
Polsinelli PC
7676 Forsyth Blvd.
Suite 800
St. Louis, MO 63105
Attn: [***]
Email: [***]
(b)if to Seller Parent, to:
Viatris Inc.
1000 Mylan Boulevard

Canonsburg, PA 15317
Attention:    [***], Chief Legal Officer
Email:        [***]
with a copy, which shall not constitute notice, to:
Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, NY 10001
Attention: [***]
[***]
Email: [***]
[***]
SECTION 9.02.Certain Definitions. For the purposes of this Agreement:
“Accounting Principles” means the accounting principles, policies, procedures, categorizations, definitions, methods, practices and techniques as adopted, interpreted and applied in the preparation of the consolidated financial statement of Seller Parent as at December 31, 2025.
“Affiliate” of any Person means another Person that directly or indirectly controls, is controlled by or is under common control with such first Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by Contract or otherwise.
“Antitrust Laws” means all federal, state and foreign Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade or regulating foreign investment.
“Applicable Business Organization Law” means, with respect to any Person, the applicable Law of such Person’s jurisdiction of incorporation or organization.
“Assumed Liabilities” means all of Seller Parent’s and its Subsidiaries’ obligations and liabilities to the extent arising out of, relating to or otherwise in respect of the Business or the Transferred Assets (in each case, including the ownership or operation thereof), whether any such obligation or liability arises (a) at or after the Closing or (b) before the Closing and is expressly identified as an Assumed Liability on Annex C, in the case of each of clause (a) and (b), whether known or unknown or contingent or accrued and including the obligations and liabilities set forth on Annex C hereto but expressly excluding any obligation or liability set forth on Annex D hereto (the obligations and liabilities set forth on Annex D hereto, the “Business Retained Liabilities”).

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as heretofore and hereafter amended.
“Business” means the business and activities of Seller Parent and its Subsidiaries in connection with the research, development, manufacturing and Commercialization of the eyecare product set forth on Section 9.02(a) of the Seller Parent Disclosure Letter (the “Product”) in the Territory.
“Business Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject thereto), share option, share purchase, equity or phantom equity plan or agreement, or any other compensation, employment or employee benefit plan, program, arrangement, agreement or policy (including each individual employment, consulting, severance, transaction, restrictive covenant, retention or change in control agreement or arrangement) sponsored, contributed to or maintained by Seller Parent or any of its Subsidiaries in which any Business Employee participates or is eligible to participate, or under which Seller Parent or any of its Subsidiaries has or could reasonably be expected to have any Liability with respect to any Business Employee, excluding any plan, program, agreement or arrangement required by applicable Law or Contract (e.g., government mandated severance plans).
“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.
“Business Employee” means each individual employee of Seller Parent or any of its Subsidiaries who is set forth on Schedule 9.02(b) of the Seller Parent Disclosure Letter (the “Business Employee Schedule”). The Business Employee Schedule sets forth, for each such individual, title or position, employing entity, work location and leave/active status as of the date of the Original Agreement. No individual shall be added to or removed from the Business Employee Schedule after the date of the Original Agreement except by the mutual written agreement of Buyer and Seller Parent; provided that the Parties shall cooperate in good faith to update the Business Employee Schedule prior to the Closing to reflect ordinary-course departures and, with Buyer’s prior written consent, ordinary-course new hires for the Business.
“Business IP Contracts” means all of the written Contracts (A) pursuant to which Seller Parent or any of its Subsidiaries obtained the right to use or practice rights under third party Intellectual Property included in the Transferred Intellectual Property and material to the operation of the Business or (B) by which Seller Parent or any of its Subsidiaries has licensed or otherwise authorized a third party to use any of the Transferred Intellectual Property, including license agreements, settlement agreements and covenants not to sue, in the case of each of clauses (A) and (B) other than (i) non-exclusive licenses granted to third parties in the ordinary course of business, (ii) agreements with distributors, manufacturers or suppliers entered into in the ordinary course of business and (iii) “shrink wrap”, “commercially available off the shelf software package” or “click through” licenses.

“Business Material Adverse Effect” means any fact, change, event, circumstance, occurrence, effect or development (an “Effect”) that has a material adverse effect on (a) the business, financial condition or results of operations of the Business, taken as a whole, or (b) the ability of Seller Parent and the Asset Selling Entities to consummate the Transactions to be consummated thereby; provided, however, that, in the case of the foregoing clause (a) only, none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect: any Effect (i) (A) generally affecting (1) the economy or political, social, regulatory, business, economic, financial, credit, commodity or capital market conditions in the United States or elsewhere in the world, in each case, including changes in interest or exchange rates, monetary policy or inflation, or (2) the industries in which the Business operates in the geographies in which the Business operates or (B) to the extent arising out of, relating to or attributable to (1) acts of war (whether or not declared), military activity, acts of armed hostility, civil disobedience, riots, sabotage, cyberattacks, terrorism or other international or national calamity or any worsening or escalation thereof or (2) any hurricane, tropical storm, tropical depression, earthquake, flood or other natural disaster, acts of God, weather-related events, force majeure events or other comparable events or any worsening or escalation thereof; provided that any Effect described in this clause (i) may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect to the extent that such Effect has or would reasonably be expected to have a disproportionate adverse effect on the Business, taken as a whole, compared to other similarly situated participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect); or (ii) to the extent arising out of, relating to or attributable to (A) the negotiation, execution or announcement of this Agreement or the other Transaction Documents, or the pendency of the Transactions, including any Action resulting therefrom, any reduction in revenues resulting therefrom or any impact on relationships with Governmental Entities, vendors, customers, distributors, licensors, employees, financing sources, partners or similar relationships resulting therefrom, (B) the identity of, or any facts or circumstances relating to, Buyer or any of its Affiliates, (C) the compliance with the terms of this Agreement or any other Transaction Document (as if such other Transaction Document were in effect) or the taking of any action (or the omission of any action) required or contemplated by this Agreement or any other Transaction Document (as if such other Transaction Document were in effect) or otherwise at the request or with the consent of Buyer, (D) any adoption, proposal or implementation of, or change or prospective change in, any applicable Law after the date of the Original Agreement or any interpretation or enforcement thereof by any Governmental Entity, (E) any change in GAAP or in accounting standards after the date of the Original Agreement or any interpretation or enforcement thereof by any Governmental Entity, (F) any failure by the Business to meet any estimates of revenues, earnings, projections or other indicia of performance, whether published, internally prepared or provided to Buyer or any of its Representatives; provided that this clause (ii)(F) shall not prevent taking into account any Effect underlying such failure to meet estimates or other indicia of performance in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Business Material Adverse Effect), (G) any actual or potential, complete or partial, sequester, stoppage, shutdown, default or similar event or occurrence by or involving any Governmental Entity affecting a national, federal, state or local government or changes in funding policies by or involving any Governmental Entity, (H) any epidemic, pandemic, disease outbreak or other public health condition, or any worsening or escalation thereof, or any measures promulgated in connection with or in response to any such epidemics, pandemics, disease outbreaks or other public health conditions or interpretations thereof, (I) (x) the Business’s, or its competitors’ or potential competitors’, preclinical or clinical studies or the results of, or data derived from, such studies or announcements thereof or in connection therewith, (y) any approval by the FDA or any other Governmental Entity (or other preclinical or clinical or regulatory developments), market entry or threatened market entry of any product competitive with the Product and (z) any adverse safety event or report with respect to the Product, (J) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations or payors, or any Governmental Entity or representative thereof, or any panel or advisory body empowered or appointed by any of the foregoing, relating to the Product, their competitors or potential competitors, or the pricing, reimbursement or insurance coverage thereof or (K) any matter described in sufficient detail in the Seller Parent Disclosure Letter, and provided that any Effect described in clause (ii)(D), clause (ii)(G) or clause (ii)(H) may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect to the extent that such Effect has or would reasonably be expected to have a disproportionate adverse effect on the Business, taken as a whole, compared to other similarly situated participants in the industries in which the Business operates (in which case, only the incremental disproportionate adverse effect may be taken into account in determining whether there has been or would reasonably be expected to be a Business Material Adverse Effect).
“Business Records” means books, records and other data to the extent relating to the Transferred Assets or the Assumed Liabilities in the possession of Seller Parent and its Subsidiaries in the form, condition and format (including native format) as they exist at the time of Closing.
“Buyer Material Adverse Effect” means any Effect that has a material adverse effect on the ability of Buyer and its Affiliates to consummate the Transactions to be consummated thereby.
“Closing Cash Consideration” means $30,000,000.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Commercialize” (and, with correlative meaning, “Commercialization”) means, with respect to any Product, the commercialization thereof, including, as applicable, the packaging, storing, transporting, importation, exportation, transportation, marketing, promotion, sale, distribution for sale, handling of returns, booking of sales, and provision of customer service, and all regulatory and compliance activities related to the foregoing.
“Commercially Reasonable Efforts” means, with respect to the achievement of the Milestones, attempting to achieve such Milestones in a reasonable, diligent and good faith manner that is comparable in quality and scope to those efforts that are commonly used in the pharmaceutical industry for pharmaceutical products, which have the same regulatory requirements or status, are at a comparable stage of development or product life, and that have similar market potential as the Product, taking into account issues of safety and efficacy, product profile, the proprietary position, profitability as compared to other uses of resources, and the then current competitive and economic environment, but not taking into account the obligation to make the Milestone Payments.
“Commingled Contract” means any Contract to which Seller Parent or any of its Subsidiaries is a party or by which Seller Parent or any of its Subsidiaries is bound that relates both to (a) the Business and (b) the Retained Business.
“Contract” means any note, bond, mortgage, indenture, lease, license or other contract, agreement, instrument or legally binding obligation.
“Corxel Agreement” means that certain License and Collaboration Agreement, dated as of August 5, 2021, by and between Oyster Point Pharma, Inc. and Ji Xing Pharmaceuticals Limited.
“Damages” means claims, losses, liabilities, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise but excluding lost profits or similar costs (whether or not foreseeable)) and expenses (including fees and expenses of legal counsel) directly incurred or suffered, in each case, to the extent reasonably foreseeable or payable to a third party in connection with a Third Party Claim.
“Data Privacy Laws” means any Laws regulating the collecting, accessing, using, disclosing, transmitting, transferring, securing, sharing, storing, maintaining, retaining, deleting, disposing, modifying, protecting, privacy, breach or processing of Personal Information.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Excluded Assets” means Seller Parent’s and its Subsidiaries’ right, title and interest in, to and under the assets and properties set forth or described on Annex B as they exist at the time of the Closing.
“Excluded Taxes” means, without duplication, (a) all Taxes of Seller Parent or any of its Affiliates (other than with respect to the Transferred Assets) for any taxable period and (b) any Taxes with respect to the Transferred Assets for any Pre-Closing Tax Period, in the case of each of clauses (a) and (b), other than Transfer Taxes incurred in connection with the Transactions.
“FDA” means the United States Food and Drug Administration.
“Fraud” means, with respect to any Person, the making of a statement of fact in the express representations and warranties of such Person or of a Party set forth in this

Agreement or in any other Transaction Document with the intent to deceive another Person and requires (a) a false representation of material fact by such first Person made on behalf of a Party, (b) with such first Person’s knowledge that such representation is false, (c) with an intention of such first Person to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it, (d) causing such Person to whom such representation is made, in justifiable reliance upon such false representation, to take or refrain from taking action and (e) causing such Person to whom such representation is made to suffer damage by reason of such reliance. For the avoidance of doubt, (i) the term “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud) based on negligence or recklessness and (ii) only the Party on whose behalf the Person who committed a Fraud shall be responsible for such Fraud and only to the Party alleged to have suffered from such alleged Fraud.
“GAAP” means generally accepted accounting principles in the United States.
“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations owed with respect to letters of credit or similar obligations, in each case, to the extent actually drawn and (d) all indebtedness and obligations of a type referred to in clauses (a) through (c) above of other Persons guaranteed by such Person; provided, however, that “Indebtedness” shall not include any intercompany obligations owing by, or any guarantee by, such Person or any of its wholly owned Subsidiaries, on the one hand, to or in favor of such Person or any of its wholly owned Subsidiaries, on the other hand.
“Intellectual Property” means all intellectual property and intellectual property rights in any jurisdiction throughout the world, including the following: (a) patents and patent applications, together with all reissuances, divisionals, extensions (including any supplementary protection certificates), reexaminations, provisionals, continuations and continuations-in-part with respect thereto, designs patents, utility model registrations and including all foreign equivalents (collectively, “Patents”), (b) trademarks, service marks, logos, trade names, service names and trade dress, and all applications, registrations and renewals therefor, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”), (c) rights under applicable trade secret Laws in any confidential or proprietary information and know-how (“Trade Secrets”), (d) internet domain names, uniform resource locators, social media identifiers, handles or tags, and registrations therefor (collectively, “Domain Names”), (e) copyrights, including registered copyrights, copyright application, works of authorship and copyrights in software (collectively, the “Copyrights”), and (f) any and all rights in or to any of the foregoing (whether under common law or otherwise).
“Intellectual Property Assignment Agreement” means an intellectual property assignment agreement to be entered into as of the Closing Date by and between Seller Parent and Buyer or its Subsidiaries, substantially in the form attached as Exhibit II hereto.
“Inventory” means (a) all inventory of finished Product, whether or not packaged or labeled, that is exclusively used in or exclusively held for use in the Business, (b) all Product work-in-progress to the extent used in or held for use in the Business and (c) all other inventory (including samples, raw materials, active pharmaceutical ingredients, excipients, intermediaries, reagents and packaging and related materials (excluding, for the avoidance of doubt, any IT Systems)) to the extent used in or held for use in the Business as of the Closing Date. For the avoidance of doubt, Inventory shall not include any of the following: (i) finished Product that exists as of the Closing and is not already sold to a third party of less than six months remaining shelf life as at the Closing Date, (ii) defective or expired finished Product, (iii) expired varenicline active pharmaceutical ingredient or (iv) consumed varenicline active pharmaceutical ingredient (clauses (i) through (iv) collectively, the “Excluded Inventory”).
“IT Systems” means (a) all computers (including servers, workstations, desktops, laptops and handheld devices), software, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, data centers, operating systems and other information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or other hybrid cloud services, and (b) all business systems software or applications (including CRM, ERP, HR, IT support and accounting systems), whether hosted “on prem” or in the cloud, or provided as a service (e.g., “Software-as-a-Service”, “Platform-as-a-Service” or other cloud services).
“Knowledge of Buyer” or other references to “Knowledge” with respect to Buyer means the actual knowledge of any of the Persons set forth on Section 9.02(e) of the Seller Parent Disclosure Letter, after reasonable inquiry, under the caption “Knowledge of Buyer”, in their capacity as officers of Buyer and not in their personal capacity or in any other capacity (and which does not include knowledge or awareness of any other individual or any constructive, implied, imputed or similar concepts of knowledge or awareness).
“Knowledge of Seller Parent” or other references to “Knowledge” with respect to Seller Parent means the actual knowledge of any of the Persons set forth on Section 9.02(d) of the Seller Parent Disclosure Letter, after reasonable inquiry, under the caption “Knowledge of Seller Parent”, in their capacity as officers of Seller Parent and not in their personal capacity or in any other capacity (and which does not include knowledge or awareness of any other individual or any constructive, implied, imputed or similar concepts of knowledge or awareness).
“Legal Proceeding” means any judicial, administrative or arbitral claim, action, complaint, hearing, petition, suit, mediation, litigation, investigation, examination, inspection or other proceeding, at law or in equity, in any case, by or before a Governmental Entity.
“Lookback Date” means January 1, 2024.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Permit” means any approval, authorization, consent, license, permit, registration, waiver or certificate granted or issued by or obtained from a Governmental Entity.

“Permitted Liens” means any (a) mechanics’, warehousemen’s, materialmen’s, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for amounts not yet due and payable or being contested in good faith, (b) solely with respect to personal property, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes, assessments or other governmental charges and levies that are not due and payable or that may thereafter be paid without interest or penalty, or that are being contested in good faith by appropriate proceedings, (d) Liens arising in connection with the Business Material Contracts, (e) easements, covenants, conditions, rights-of-way, leases, restrictions and other similar non-monetary encumbrances or other minor title defects that would not reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (f) Liens to secure landlords or lessors pursuant to the terms of any lease or license, (g) nonexclusive licenses of Intellectual Property granted in the ordinary course of business, (h) Liens that will be released at or prior to the Closing, (i) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (j) Liens created by or at the request of the other Party or any of its Affiliates, (k) Liens on cash that constitutes restricted cash or that is otherwise supporting any surety bonds, performance bonds, letters of credit or similar obligations and (l) other Liens that do not, individually or in the aggregate, materially impair the continued use and operation of the properties and assets to which they relate.
“Person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
“Personal Information” means (a) any information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data or an online identifier and (b) any information that constitutes personal information, personally identifiable information or personal data under any Data Privacy Laws.
“Post-Closing Tax Period” means any taxable period (or portion of any Straddle Period) beginning on or after the Closing Date.
“Pre-Closing Tax Period” means any taxable period (or portion of any Straddle Period) ending before the Closing Date.
“Price Approvals” means, in any country outside of the United States where an applicable Governmental Entity authorizes reimbursement for, or approves and determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such authorization, approval or determination as required by applicable Law prior to marketing and sale of the Product in such country.
“Product NDA” means the New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the rules and regulations promulgated thereunder, set forth on Section 9.02(a) of the Seller Parent Disclosure Letter and any supplements and amendments that may be filed with respect thereto.

“Product Registrations” means the marketing approvals (including pending applications), clearances and other authorizations granted to, or otherwise held by, Seller Parent or any of its Subsidiaries to Commercialize the Product in the Territory, including the Product NDA.
“Registered Intellectual Property” means all active Patents, registered Trademarks, registered Copyrights and Domain Names included in the Transferred Intellectual Property.
“Regulatory Authorities” means any national, regional or local Governmental Entity having jurisdiction over the approval of drugs and pharmaceutical products, in any given jurisdiction, including the FDA.
“Regulatory Files” means all files of the Seller Parent and its Subsidiaries with respect to (a) all adverse event reports and other material data, information and materials relating to adverse experiences and other safety issues with respect to the Product, (b) all material correspondence between the Seller Parent and its Subsidiaries, on the one hand, and any Governmental Entity, on the other hand, relating to the Product, including any safety reports or updates, complaint files and product quality reviews, all clinical or pre-clinical data derived from clinical studies conducted or sponsored by, or on behalf of Seller Parent and its Subsidiaries, and (c) all other material documents, reports, records and other data, information and materials relevant to compliance with the applicable Law relating to the Product and Seller Parent and its Subsidiaries’ activities concerning the development, testing (including conducting clinical trials), manufacture, processing, distribution, importation, marketing, storage, labeling, packaging, promotion, or sale of the Product.
“Representatives” means, with respect to any Person, such Person’s Affiliates and its and its Affiliates’ respective directors (or similar positions), managers, officers, employees, accountants, consultants, attorneys, other advisors, agents and other representatives.
“Retained Business” means the businesses conducted by Seller Parent and its Subsidiaries, whether undertaken prior to, on or after the date of the Original Agreement, other than the Business.
“Retained Liabilities” means (a) all obligations and liabilities to the extent arising out of, relating to or otherwise in respect of the Retained Business (in each case, including the ownership or operation thereof), whether any such obligation or liability arises before, at or after the Closing, is known or unknown or is contingent or accrued and (b) the Business Retained Liabilities; provided, however, that notwithstanding anything to the contrary herein, any obligation or liability that Buyer is required to indemnify pursuant to Sections 5.02(f), 5.02(g) or 5.07 shall be an Assumed Liability.
“Retained Names” means the names, words and logos set forth in Section 5.07(a) of the Seller Parent Disclosure Letter.

“Sanctioned Country” means any country or region that is or has been in the last five years the subject or target of a comprehensive embargo under Sanctions (including the Crimea region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Sudan and Syria).
“Sanctioned Person” means (a) any Person located, organized or resident in a Sanctioned Country, (b) any Person named on any OFAC sanctions list, including OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List and the Foreign Sanctions Evaders List and (c) any other Person who is the subject or target of Sanctions.
“Sanctions” means, with respect to any Person, all economic sanctions and regulations maintained by OFAC, including OFAC’s Specially Designated Nationals List, the Sectoral Sanctions Identifications List and the Foreign Sanctions Evaders List, economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United Nations Security Council, the European Union or his Majesty’s Treasury of the United Kingdom and any other economic sanctions maintained by a jurisdiction in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction.
“Seller Parent Disclosure Letter” means the disclosure letter delivered by Seller Parent to Buyer in connection with the execution and delivery of this Agreement by the Parties. The Seller Parent Disclosure Letter shall be arranged in numbered and lettered sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosure of any information, item or matter in any section or subsection shall be deemed to qualify the section or subsection of this Agreement to which it corresponds in number and letter and each other section and subsection of this Agreement to the extent that it is reasonably apparent from the content and context of such disclosure that such information, item or matter is relevant to such other sections and subsections.
“Seller Parent Trading Price” means the volume-weighted average price of a share of Seller Parent common stock trading on the “regular way” basis on the Nasdaq Stock Market for each of the twenty (20) consecutive trading days ending on (and including) the day before the Closing.
“Straddle Period” means any taxable period that includes, but does not end on, the day immediately preceding the Closing Date. For purposes of this Agreement, the portion of any Tax with respect to a Straddle Period that is allocable to the portion of the Straddle Period ending on the day immediately preceding the Closing Date will be: (i) in the case of all real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the Straddle Period and (ii) in the case of all other Taxes, determined as though the taxable year terminated at the end of the day immediately preceding the Closing Date.
“Subsidiary” of any Person means another Person whose voting securities or other voting equity interests are owned directly or indirectly by such first Person in an amount that is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting equity interests, another Person for whom a majority of its equity interests are owned directly or indirectly by such first Person).
“Tax” means (a) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any cess, fee, assessment or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof and (b) any interest, penalty, additions to tax or additional amounts in respect of the foregoing.
“Tax Proceeding” means any audit, request for information, investigation, hearing, litigation, legal action or judicial contest relating to Taxes.
“Tax Return” means any return, declaration, statement, report, claim, schedule, form or information return filed or required or permitted to be filed with any Governmental Entity relating to Taxes, including any supplement, schedule or attachment thereto and any amendment thereof.
“Territory” means worldwide, excluding Japan.
“Trade Laws” means, with respect to any Person, all applicable customs, import and export Laws in jurisdictions in which such Person or any of its Subsidiaries does business or is otherwise subject to jurisdiction.
“Transaction Documents” means this Agreement, the Transition Services Agreement, the Intellectual Property Assignment Agreements, the Side Letter and all other agreements, certificates and instruments executed and delivered by Buyer, Seller Parent or their respective Affiliates providing for any consideration or rights related to, or otherwise executed and delivered in connection with, the Transactions.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including (a) the Acquisition and (b) the adoption, execution, delivery and performance, as applicable, of the other Transaction Documents, in each case, in accordance with this Agreement and the other Transaction Documents, as applicable.
“Transfer Taxes” means all transfer, documentary, stamp duty, registration, filing, conveyance, commodities, value added or any similar Tax including any related fees (and interest, penalties or additions thereto).
“Transferred Assets” means Seller Parent’s and its Subsidiaries’ right, title and interest in, to and under the assets and properties set forth or described on Annex A as they exist at the time of the Closing, but expressly excluding any right, title or interest in, to or under the Excluded Assets.

“Transition Services” means the services to be provided by or on behalf of Subsidiaries of Seller Parent to Buyer pursuant to the Transition Services Agreement.
“Transition Services Agreement” means that certain Transition Services Agreement to be entered into as of the Closing Date by and among Seller Parent and Harrow, Inc., Harrow Eye, LLC and Harrow IP, LLC, substantially in the form attached as Exhibit I hereto, subject to Section 5.11.
SECTION 9.03.Other Definitions. For the purposes of this Agreement, the terms listed below have the meanings ascribed to them in the respective sections of this Agreement set forth below.

Term	Location
Acquisition	Section 1.02
Action	Section 2.05(a)
Agreement	Preamble
Announcement	Section 5.04
Asset Selling Entities	Recitals
Asset Selling Entity	Recitals
Benefits/Burdens Period	Section 1.06(a)
Business Financial Information	Section 2.07
Business Interests	Annex A
Business Material Contracts	Section 2.11(b)
Business Transfer Documents	Section 5.13
Buyer	Preamble
Buyer Fundamental Representations	Section 8.01
Buyer Indemnitees	Section 8.02
Buyer Retained Intellectual Property	Section 5.06(b)
Buyer SEC Filings	Section 6.05(a)
Change of Control	Section 5.15(b)
Claim	Section 8.04(a)
Closing	Section 1.01
Closing Date	Section 1.01
Commingled Contract Separation	Section 5.14
Comparability Bonus	Section 5.02(h)
Competing Product	Section 5.16
Confidential Information	Section 4.02(b)
Confidentiality Agreement	Section 4.02(b)
Consent	Section 2.04(b)
Credit Support Items	Section 5.11
Delayed Transfer Company	Section 1.06(c)
Direct Claim	Section 8.05
Disclosing Party	Section 5.03(b)

Term	Location
Employee Census	Section 5.02(a)(i)
Enforceability Exceptions	Section 2.02
Estimated Asset Allocation Schedule	Section 1.03(b)
Excluded Commingled Contracts	Annex B
Excluded Contracts	Annex B
Excluded Intellectual Property	Annex B
Filings	Section 2.04(b)
Governmental Entity	Section 2.04(b)
Inactive Employees	Section 5.02(a)
Indemnified Party	Section 8.04(a)
Indemnifying Party	Section 8.04(a)
Independent Adjustment Expert	Section 1.03(c)
Law	Section 2.04(a)
Legal Impediment	Section 1.06(a)
Legal Impediment Delayed Asset/Liability	Section 1.06(a)
Legal Impediment Delayed Assets/Liabilities	Section 1.06(a)
Legal Impediment Delayed Transfer	Section 1.06(a)
Legal Impediment Delayed Transfer Date	Section 1.06(a)
Liens	Section 2.04(a)
MA Transfer	Section 5.08(b)(ii)
MA Transfer Plan	Section 5.08(b)(i)
MA Transferee	Section 5.08(b)(ii)
Milestone	Annex E
Milestone 1	Annex E
Milestone 2	Annex E
Milestone 3	Annex E
Milestone Expiration Date	Annex E
Milestone Information	Annex E
Milestone Payment	Annex E
Milestone Period	Annex E
Net Sales	Annex E
Notice of Disagreement	Section 5.17(c)
Offer Employee	Section 5.02(a)
Order	Section 2.04(a)
Outside Date	Section 7.01(b)(i)
Parties	Preamble
Post-Closing Efforts Period	Section 1.06(a)
Regulatory Approvals	Section 5.01(a)(i)
Requesting Party	Section 5.03(b)
Required Financial Information	Section 6.05(a)

Term	Location
Restraints	Section 6.01(a)
Retained Names Inventory	Section 5.07(b)(ii)(A)
Retained Names Inventory Transition Period	Section 5.07(b)(ii)
Retained Names Materials	Section 5.07(b)(i)
Retained Names Materials Transition Period	Section 5.07(b)(i)
Retained Names Product Registrations	Section 5.07(b)(ii)(B)
Retained Records	Annex A
Rule 3-13 Waiver Request	Section 6.05(b)
SEC	Section 6.05(a)
Securities Act	Section 6.05(a)
Seller Aggregate Cap	Section 8.04(b)(i)
Seller Basket Amount	Section 8.04(b)(ii)
Seller De Minimis Amount	Section 8.04(b)(ii)
Seller General Cap	Section 8.04(b)(i)
Seller Indemnitees	Section 8.03
Seller Parent	Preamble
Seller Parent Fundamental Representations	Section 8.01
Seller Retained Intellectual Property	Section 5.06(a)
Settled Pre Closing SRA	Section 5.17(a)
Side Letter	Recitals
Solvent	Section 3.06(b)
Specified Courts	Section 9.12(b)
Specified Tax Contest	Section 5.05(d)
SRA Reconciliation Statement	Section 5.17(a)
SRA Tail Period	Section 5.17(a)
Third Party Claim	Section 8.06(a)
Transfer Time	Section 5.02(a)
Transferred Business Records	Annex A
Transferred Contracts	Annex A
Transferred Employee	Section 5.02(a)
Transferred Intellectual Property	Annex A
Transferred IP Licenses	Annex A
Transferred Labeling and Marketing Materials	Annex A

SECTION 9.04.Interpretation. The headings contained in this Agreement, in any Annex, Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Seller Parent Disclosure Letter and all Annexes, Exhibits and Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in the Seller Parent Disclosure Letter or any Annex, Exhibit or Schedule attached hereto or referred to herein but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to days (excluding Business Days) or months shall be deemed to be references to calendar days or months. All references herein to anniversaries, Business Days, days, months, years, dates or other time periods shall be determined based on New York City time. All references herein to “immediately available funds”, “dollars” or “$” shall be deemed to be references to the lawful money of the United States. All provisions herein qualified by the term “domestic”, “foreign” or similar terms shall be construed on the basis that the United States is the relevant domestic country. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, whether or not followed by such phrase or a similar phrase. The word “will” shall be construed to have the same meaning and effect as the word “shall”. If any time period for giving notice or taking action hereunder expires on a day which is not a Business Day, the time period shall automatically be extended to the Business Day immediately following such non-Business Day. This Agreement shall be deemed to have been drafted by both Parties, and this Agreement shall not be construed against any Party as the principal draftsperson hereof. Unless the context requires otherwise, (a) any definition of or reference or citation to any Law, agreement, instrument or other document herein shall be construed as referring or citing to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, including by succession of comparable successor Laws, and to the rules and regulations promulgated thereunder, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, (f) the word “or” shall not be exclusive, (g) the phrase “to the extent” shall mean the degree to which a subject or other item extends and shall not simply mean “if” and (h) the phrase “made available” or words of similar import, when used in this Agreement, shall mean that the information has been (i) in the case of information made available by Seller Parent, either (A) posted in the “data room” (virtual) hosted by Donnelley Financial Solutions Venue by or on behalf of Seller Parent to which Buyer or certain of its Representatives have had access prior to the date of the Original Agreement or (B) delivered in person or electronically to Buyer or any of its Representatives prior to the execution of this Agreement.
SECTION 9.05.Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
SECTION 9.06.Extension; Waiver. At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of any Party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
SECTION 9.07.Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible
SECTION 9.08.Counterparts. This Agreement may be executed (including by electronic mail, in .pdf form or by any other electronic means, and including by electronically imaging a signature) in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party.
SECTION 9.09.Entire Agreement; Third-Party Beneficiaries. This Agreement, together with the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties and their respective Affiliates, or any of them, with respect to the Transactions. This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies, except the Buyer Indemnitees and the Seller Indemnitees shall be third party beneficiaries of the provisions of Article VIII, Section 9.10, Section 9.12 and this Section 9.09 and shall have the right to enforce their respective rights thereunder. To the extent that the terms of the Confidentiality Agreement conflict with the terms of this Agreement, the terms of this Agreement shall prevail.
SECTION 9.10.Governing Law. This Agreement, and all matters and Actions (whether in contract or in tort or otherwise) arising out of, relating to or otherwise in respect of this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
SECTION 9.11.Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any Party without the prior written consent of the other Party, and any purported assignment without such consent shall be null and void, except that either Party may assign this Agreement without the prior written consent of the other Party (a) to an Affiliate or (b) to a successor in interest to all or substantially all of such Party’s business or assets related to the Business; provided that (i) in the case of any assignment, novation or delegation under the preceding clause (a), Buyer shall remain responsible for all of its respective obligations hereunder notwithstanding any such assignment and (ii) Seller Parent may assign its right to receive some or all of the Closing Cash Consideration to one or more of its Subsidiaries. Buyer shall be permitted, without the consent of Seller Parent, to assign any or all of its rights pursuant to this Agreement to its lenders (or any agent therefor) as collateral security; provided that (x) notwithstanding any such assignment, Buyer shall remain responsible for all of its respective obligations hereunder, and (y) such financing sources shall have no greater rights hereunder than Buyer. Subject to the immediately preceding sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
SECTION 9.12.Enforcement; Jurisdiction; Consent to Service of Process.
(a)The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. The right of specific enforcement is an integral part of the Transactions and without that right, no Party would have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other Party has an adequate remedy at law or an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity. The Parties acknowledge and agree that any Party seeking an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection therewith, and no Party shall contest the amount or absence of any such bond or other security requested or offered by the Party seeking such injunction, specific performance or other equitable relief. It is explicitly agreed that each Party has the right to seek injunctions, specific performance or other equitable remedies to enforce the other Party’s obligations to consummate the Transactions. If, prior to the Outside Date, any Party hereto brings any Action in good faith, in each case, in accordance with this Section 9.12(a), to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the period during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such Action, as the case may be.
(b)With respect to any Action (whether in contract or in tort or otherwise) between or among the Parties and their respective Affiliates arising out of, relating to or otherwise in respect of this Agreement, the other Transaction Documents or the Transactions (including any claim pursuant to Section 9.12(a) for an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement), each of the Parties (A) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware finds it lacks subject matter jurisdiction, the federal court of the United States sitting in Delaware, or, only if the federal court of the United States sitting in Delaware finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware), and the appellate courts thereof (such courts, the “Specified Courts”), (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Specified Courts, (C) agrees that it will not bring any such Action in any court other than the Specified Courts, (D) waives any right to trial by jury with respect to any such Action, (E) waives the defense of an inconvenient forum to the maintenance of any such Action and (F) consents to service of process being made through the notice procedures set forth in Section 9.01. The consents to jurisdiction set forth in this Section 9.12(b) shall not constitute general consents to service of process in the State of Delaware. The Parties agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.
SECTION 9.13.No Other Duties. The only duties and obligations of the Parties under this Agreement are as specifically set forth in this Agreement, and no other duties or obligations shall be implied in fact, law or equity, or under any principle of fiduciary obligation.
SECTION 9.14.Fees and Expenses. Except as otherwise expressly provided by this Agreement or any other Transaction Document, whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring or required to incur such fees or expenses.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement, all as of the date first written above.
HARROW, INC.

By:    /s/ Mark L. Baum
Name: Mark L. Baum
Title: Chief Executive Officer
[Signature Page to Asset Purchase Agreement]

VIATRIS INC.

By:    /s/ John Miraglia
Name: John Miraglia
Title: Head of Global Treasury
[Signature Page to Asset Purchase Agreement]

Annex A – Transferred Assets
(i)Inventory. All Inventory.
(ii)Prepaid Expenses. All refunds and prepaid expenses exclusively related to the operation of the Business.
(iii)Receivables. All accounts receivable, notes receivable, rebates receivable and other receivables, in each case, arising exclusively from sales of the Product in the Territory.
(iv)Intellectual Property. All active Intellectual Property owned by Seller Parent or any of its Subsidiaries that is exclusively for use, and exclusively used, in connection with the Product in the Territory or the Business, including (A) the Trademarks set forth on Section A-(iv)(A) of the Seller Parent Disclosure Letter, (B) the Patents set forth on Section A-(iv)(B) of the Seller Parent Disclosure Letter and (C) the Domain Names set forth on Section A-(iv)(C) of the Seller Parent Disclosure Letter (all such Intellectual Property described in this clause (iv), but in each case specifically excluding any Intellectual Property included in the Excluded Assets, collectively, the “Transferred Intellectual Property”).
(v)IP Licenses. To the extent reasonably transferable, all licenses of Intellectual Property to Seller Parent or any of its Subsidiaries (in the case of any such licenses that are Commingled Contracts, only the applicable portions thereof) that are held exclusively for and exclusively used by the Business as currently conducted, including as set forth on Section A-(v) of the Seller Parent Disclosure Letter (collectively, the “Transferred IP Licenses”).
(vi)Contracts. (A) All Contracts (excluding the Transferred IP Licenses, which are identified separately on this Annex A and excluding the Excluded Contracts) to which Seller Parent or any of its Subsidiaries is a party and that exclusively relate to the operation of the Business (such Contracts, the “Transferred Contracts”), including the Contracts set forth on Section A-(vi)(A) of the Seller Parent Disclosure Letter, and (B) the portion of any Commingled Contracts (other than any Excluded Commingled Contracts) exclusively relating to the operation of the Business (such rights and interests, the “Business Interests”), including the Business Interests under the Commingled Contracts set forth on Section A-(vi)(B) of the Seller Parent Disclosure Letter.
(vii)Product Registrations, Price Approvals and Permits. To the extent transferable, all Product Registrations, Price Approvals and other permits, licenses and authorizations, including marketing authorizations, in each case, granted to Seller Parent or any of its Subsidiaries by a Governmental Entity and exclusively used in or exclusively held for use in the Business as set forth on Section A-(vii) of the Seller Parent Disclosure Letter.
(viii)Labeling and Marketing Materials. To the extent transferable (but excluding materials not reasonably separable from materials that do not relate exclusively to the Business), all Product labeling materials and all Product advertising, marketing, websites and promotional materials (including marketing plans, source materials, sales training materials and other marketing-related information and materials), in each case, to the extent exclusively relating to the Business (the “Transferred Labeling and Marketing Materials”).
(ix)Business Records. To the extent transferable, the Business Records, but excluding records or files not reasonably separable from documents or databases that do not relate exclusively to the Business (collectively, the “Transferred Business Records”); provided
Annex A – 1

that Seller Parent and its Subsidiaries shall be entitled to keep copies thereof for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, internal policies and procedures or contractual or similar obligations (the “Retained Records”), subject to the confidentiality and use restrictions set forth in Section 5.08(a).
(x)Clinical Trials. To the extent transferable, all completed and pending clinical trials relating to the Product in the Territory, including all data, materials and reports related to such clinical trials.
(xi)Goodwill. All goodwill associated with the Transferred Assets described in clauses (i) through (x) above.
Annex A – 2

Annex B – Excluded Assets
(i)Intellectual Property. Except for Transferred Intellectual Property, all other Intellectual Property and rights therein owned or in-licensed by Seller Parent or its Affiliates, including, for the avoidance of doubt, Intellectual Property used or held for use in the Retained Business (including the Product outside of the Territory) (all such Intellectual Property, collectively, “Excluded Intellectual Property”).
(ii)Excluded IT Systems. All property in the nature of (A) information management systems, databases, software programs and source code and (B) computer hardware, in each case, owned or licensed by Seller Parent and its Affiliates, including the information management systems, databases, software programs, source code and computer hardware set forth on Section B-(ii) of the Seller Parent Disclosure Letter.
(iii)Contracts. (A) All rights of Seller Parent and its Affiliates under this Agreement and the other Transaction Documents, (B) all Contracts solely among or between Seller Parent and any of its Affiliates, (C) all guarantees, letters of credit, surety bonds (including performance bonds), credit support arrangements or other assurances of payment issued by Seller Parent or any of its Affiliates in respect of the Transferred Asset or Assumed Liability (including all Credit Support Items), (D) the portion of any Commingled Contracts that are Contracts with a customer, wholesaler or distributor (other than the Corxel Agreement) and all other Contracts to the extent relating to another Excluded Asset, (E) all Commingled Contracts (other than any portion thereof constituting Business Interests) (clauses (D) and (E), collectively, the “Excluded Commingled Contracts”) and (F) the Contracts set forth on Section B-(iii)(F) of the Seller Parent Disclosure Letter (clauses (A) through (F), collectively, the “Excluded Contracts”).
(iv)Real Property. All real property and interests in real property of Seller Parent and any of its Affiliates or Subsidiaries.
(v)Equipment and Certain Other Tangible Property. All equipment, office equipment and other tangible personal property (other than the Inventory, the Transferred Labeling and Marketing Materials and the Transferred Business Records), together with any warranties relating thereto.
(vi)Corporate Organizational Records. All organizational documents, qualifications to do business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller Parent or any of its Affiliates.
(vii)Certain Records and Materials. (A) All records and files prepared in connection with the Transactions, including any analyses relating to the Business or Buyer or any of its Affiliates, (B) all Tax Returns and records (including accounting records) relating to Taxes paid or payable by Seller Parent or any of its Affiliates and all financial and Tax records relating to the Business that form part of Seller Parent’s or any of its Affiliates’ general ledger or otherwise constitute accounting records, (C) all records and files to the extent relating to any employees or personnel other than Transferred Employees, (D) all records and materials not reasonably separable from materials and records that do not relate exclusively to the Business, (E) all Personal Information maintained or collected, directly or indirectly, by Seller Parent or any of its Affiliates that does not relate solely to Transferred Employees and (F) the Retained Records.
Annex B – 1

(viii)Cash, Cash Equivalents and Securities. All cash, cash equivalents, securities and other equity interests, credit cards and bank accounts (including all security deposits, earnest deposits and other deposits).
(ix)Intercompany Accounts. All intercompany accounts, balances, payables, receivables or indebtedness between or among any of Seller Parent and its Affiliates.
(x)Insurance. All current and prior insurance policies and all rights of any nature with respect thereto, including (A) all rights to insurance recoveries thereunder and to assert claims with respect to any such insurance recoveries and (B) all prepaid expenses with respect thereto, in each case, whether arising before, on or after the Closing.
(xi)Hedging or Other Currency Exchange Agreements. All rights to receive payments pursuant to a hedging or other currency exchange agreement.
(xii)Actions. All Actions available to or being pursued by Seller Parent or any of its Affiliates to the extent relating to (A) any Transferred Asset and arising prior to the Closing or (B) another Excluded Asset whether arising before, on or after the Closing.
(xiii)Excluded Inventory. All Excluded Inventory.
(xiv)Other Assets. For the avoidance of doubt, all assets and properties used in or held for use in the Retained Business (including the Product outside of the Territory) or that otherwise do not constitute Transferred Assets in accordance with the terms of this Agreement.
Annex B – 2

Annex C – Assumed Liabilities
(i)Accounts Payable. All accrued receipts and accounts payable and other current liabilities, in each case, to the extent arising out of, relating to or otherwise in respect of the operation of the Business.
(ii)Transferred Contract Liabilities. All liabilities to the extent arising out of, relating to or otherwise in respect of the performance by Buyer or its Affiliates (or on their behalf) under the Transferred Contracts from and after the Closing.
(iii)Taxes. (A) All liabilities for Taxes to the extent arising out of, relating to or otherwise in respect of the Transferred Assets other than Excluded Taxes and (B) Transfer Taxes incurred in connection with the Transactions as described in Section 5.05(a).
(iv)Transferred Asset Liabilities. All liabilities to the extent arising out of, relating to or otherwise in respect of any Transferred Asset to the extent arising from and after the Closing (including the ownership by Buyer or any of its Affiliates of any Transferred Asset or associated with the realization of the benefits of any Transferred Asset).
(v)Product Liabilities. All liabilities to the extent arising out of, relating to or otherwise in respect of any product liability, intellectual property infringement or misappropriation claim or Action brought by any third party relating to the Product manufactured by or for Buyer or its Affiliates (or it third party distributors and other collaborators) or sold by Buyer or its Affiliates (or on their behalf), in each case, in the Territory from and after the Closing, including any Inventory.
(vi)Refunds/Returns. Without limiting Section 5.17, any amounts, refunds or clawbacks, however owed, whether by way of set-off, counterclaim or otherwise in respect of the Product sold in the Territory at any time.
(vii)Rebates. Without limiting Section 5.17, any state and federal rebates and payments, and all credits, chargebacks, rebates, discounts, allowances, incentives and similar payments or mandatory fund contributions to or from any Governmental Entity or any other person in connection with the Product sold in the Territory at any time.
(viii)Employment Matters. All employment liabilities in respect of each Transferred Employee to the extent arising out of facts, acts or omissions occurring on or after the Transfer Time and any liability Buyer or its Affiliates have agreed to assume pursuant to Section 5.02.
(ix)Other Liabilities. All other liabilities to the extent arising out of, relating to or otherwise in respect of any Transferred Asset (including the ownership by Buyer or any of its Affiliates of any Transferred Asset or associated with the realization of the benefits of any Transferred Asset) or the Business based on events occurring on or after the Closing.
Annex C – 1

Annex D – Business Retained Liabilities
(i)Indebtedness. All Indebtedness of Seller Parent or any of its Affiliates (other than to the extent included in Assumed Liabilities).
(ii)Taxes. All Excluded Taxes.
(iii)Excluded Assets Liabilities. All liabilities to the extent arising out of, relating to or otherwise in respect of any Excluded Asset.
(iv)Employment Matters. All employment liabilities in respect of any employees or personnel of Seller Parent or any of its Subsidiaries based on actions or inactions that occurred prior to the Transfer Time (other than to the extent included in Assumed Liabilities).
(v)Pre-Closing Liabilities. Except as set forth in Annex C as an Assumed Liability, all liabilities relating to the Business and the Transferred Assets based on Seller Parent or its Affiliates’ operation of the Business prior to the Closing.
Annex D – 1

Annex E – Milestone Payment Procedures Schedule
“Milestone” means each of Milestone 1, Milestone 2 and Milestone 3.
“Milestone 1” means achievement of Net Sales of at least [***] for the twelve (12) months ending December 31, 2027.
“Milestone 2” means achievement of Net Sales of at least [***] for any twelve (12) month period ending on or before December 31, 2028.
“Milestone 3” means achievement of Net Sales of at least [***] for any twelve (12) month period ending on or before December 31, 2029.
“Milestone Expiration Date” means December 31, 2027 for Milestone 1, December 31, 2028 for Milestone 2 and December 31, 2029 for Milestone 3.
“Milestone Payment” means an amount equal to (a) [***] if Milestone 1 is achieved, (b) [***] if Milestone 2 is achieved and (c) [***] if Milestone 3 is achieved.
“Milestone Period” means (a) with respect to Milestone 1, the period beginning on January 1, 2027 and ending on December 31, 2027, (b) with respect to Milestone 2, any twelve (12) months period ending on or before December 31, 2028 and (c) with respect to Milestone 3, any twelve (12) months period ending on or before December 31, 2029.
1.Within forty-five (45) days after the expiration of each Milestone Expiration Date, Buyer shall deliver to Seller Parent a statement of Net Sales with respect to the applicable Milestone Period along with a statement of Buyer’s determination of whether the applicable Milestone has been achieved (the “Milestone Information”).
2.Following the delivery of the Milestone Information, the process set forth in Section 5.17(c) shall apply mutatis mutandis to allow Seller Parent to review such Milestone Information and issue a Notice of Disagreement within sixty (60) days following the delivery of the Milestone Information. If no Notice of Disagreement is presented within such period, the Milestone Information shall be deemed as finally determined.
3.Upon the final determination of whether the applicable Milestone has been achieved or not pursuant to the process set out in paragraph 2 of this Annex E, in the event such Milestone has been determined to be achieved, Buyer or its Affiliate shall, no later than ten (10) Business Days following such determination, pay to Seller Parent the applicable Milestone Payment, by wire transfer of immediately available funds to an account specified by Seller Parent. The Parties acknowledge and agree that, in the event any Milestone is determined to not be achieved, no Milestone Payment shall be payable by Buyer to Seller Parent with respect to such Milestone.
4.Buyer shall pay interest on any Milestone Payment that is not paid on or before the date such Milestone Payment is due under this Annex E at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during such period, calculated on the total number of days payment is delinquent. In the event that any Milestone Payment is paid following the procedures set forth in paragraph 2 of this Annex E, the date that such Milestone Payment was due for purposes of this paragraph 4 of this Annex E shall be deemed to be seventy (70) days following the date that the Milestone Information that was the subject of the dispute was delivered by Buyer.
Annex E – 1

(a)“Net Sales” means with respect to the Product in the Territory for any period, the gross amounts invoiced by Buyer and its Affiliates for sales of such Product in the Territory in such period to an unrelated Person, less the following deductions:
(a)normal and customary trade, quantity and cash discounts and sales returns and allowances;
(b)sales and other similar indirect taxes imposed directly on the sale or delivery of Product in the Territory (to the extent included in the gross amounts);
(c)amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating, recalls, returns or because of retroactive price changes;
(d)charge back payments and rebates and related services and administrative fees granted to (i) managed healthcare organizations, (ii) federal, state, provincial or local governments or other agencies, (iii) purchasers and reimbursors, or (iv) trade customers, including wholesalers and chain and pharmacy buying groups, to the extent permitted by applicable law and regulations; and
(e)any other similar deductions taken in the ordinary course of business in accordance with Buyer’s standard revenue recognition policy and shall be determined at the Product level in accordance with Buyer’s revenue recognition policies and practices utilized in the preparation of Buyer’s publicly reported financial statements, consistently applied (to the extent consistent with GAAP);
(f)provided that all such discounts, allowances, credits, rebates, reductions, payments, fees and other deductions that are attributable in part to the Product in the Territory and other products of Buyer and its Affiliates shall be equitably allocated among the Product and other products of Buyer and its Affiliates that are not included in the Products such that the Products do not bear a disproportionate portion of such deductions. For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a) through (e) above, such item may not be deducted more than once.
(g)Net Sales shall also include, without duplication of any amounts otherwise included in Net Sales, all royalties recognized as revenue by Buyer and its Affiliates in respect of the sale or Commercialization of the Product in the Territory by any licensee or sub-licensee.
(h)
(i)
Annex E – 2

Exhibit I – Form of Transition Services Agreement

Exhibit I – 1

Exhibit II – Form of Intellectual Property Assignment Agreement

Exhibit II – 1